                                                                    EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     DATA PROCESSING RESOURCES CORPORATION,

                            DPRC ACQUISITION CORP.,

               COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.,

                           CHRISTOPHER W. LANCASHIRE,

                              ALICIA R. LANCASHIRE

                                      AND

                  THE LANCASHIRE CHARITABLE REMAINDER UNITRUST

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                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----
ARTICLE 1   DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . .    1

      1.1   Defined Terms   . . . . . . . . . . . . . . . . . . . . . . .    1
      1.2   Other Defined Terms   . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 2   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .    7

      2.1   The Merger  . . . . . . . . . . . . . . . . . . . . . . . . .    7
      2.2   Consummation of the Merger  . . . . . . . . . . . . . . . . .    7
      2.3   Effect of the Merger  . . . . . . . . . . . . . . . . . . . .    7
      2.4   Conversion of Computec Stock  . . . . . . . . . . . . . . . .    7

ARTICLE 3   MERGER CONSIDERATION  . . . . . . . . . . . . . . . . . . . .    8

      3.1   Initial Consideration   . . . . . . . . . . . . . . . . . . .    8
      3.2   Additional Consideration  . . . . . . . . . . . . . . . . . .    8
      3.3   Fractional Shares   . . . . . . . . . . . . . . . . . . . . .   12
      3.4   Limitations on Purchase Price   . . . . . . . . . . . . . . .   12
      3.5   Escrowed Shares   . . . . . . . . . . . . . . . . . . . . . .   13
      3.6   No Further Rights   . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF COMPUTEC  . . . . . . . . .   13

      4.1   Organization and Qualification of Computec. . . . . . . . . .   13
      4.2   Authorization   . . . . . . . . . . . . . . . . . . . . . . .   14
      4.3   Due Execution and Delivery; Binding Obligations   . . . . . .   14
      4.4   No Conflict or Violation  . . . . . . . . . . . . . . . . . .   14
      4.5   Consents and Approvals  . . . . . . . . . . . . . . . . . . .   15
      4.6   Pending Litigation  . . . . . . . . . . . . . . . . . . . . .   15
      4.7   Capitalization of Computec  . . . . . . . . . . . . . . . . .   15
      4.8   Financial Statements  . . . . . . . . . . . . . . . . . . . .   15
      4.9   Undisclosed Liabilities   . . . . . . . . . . . . . . . . . .   16
      4.10  Absence of Certain Changes or Events  . . . . . . . . . . . .   16
      4.11  Properties  . . . . . . . . . . . . . . . . . . . . . . . . .   17
      4.12  Books and Records   . . . . . . . . . . . . . . . . . . . . .   18
      4.13  Intellectual Property   . . . . . . . . . . . . . . . . . . .   18
      4.14  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
      4.15  Receivables   . . . . . . . . . . . . . . . . . . . . . . . .   18
      4.16  Contracts   . . . . . . . . . . . . . . . . . . . . . . . . .   19
      4.17  Employment Matters  . . . . . . . . . . . . . . . . . . . . .   20
      4.18  Employee Benefits   . . . . . . . . . . . . . . . . . . . . .   21

                                                                          Page
                                                                          ----
      4.19  Transactions with Affiliated Parties  . . . . . . . . . . . .   23
      4.20  Certain Payments  . . . . . . . . . . . . . . . . . . . . . .   23
      4.21  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      4.22  Compliance with Laws  . . . . . . . . . . . . . . . . . . . .   25
      4.23  Permits   . . . . . . . . . . . . . . . . . . . . . . . . . .   25
      4.24  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .   25
      4.25  Brokers, Finders, etc   . . . . . . . . . . . . . . . . . . .   25
      4.26  Banking Facilities  . . . . . . . . . . . . . . . . . . . . .   26
      4.27  Full Disclosure   . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF THE LANCASHIRES . . . . . .   26

      5.1   Authorization   . . . . . . . . . . . . . . . . . . . . . . .   26
      5.2   Due Execution and Delivery; Binding Obligations   . . . . . .   26
      5.3   No Conflict or Violation  . . . . . . . . . . . . . . . . . .   27
      5.4   Consents and Approvals  . . . . . . . . . . . . . . . . . . .   27
      5.5   Title to Computec Stock   . . . . . . . . . . . . . . . . . .   27
      5.6   Computec's Representations and Warranties   . . . . . . . . .   27
      5.7   Securities Law Matters  . . . . . . . . . . . . . . . . . . .   27
      5.8   Full Disclosure   . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF DPRC  . . . . . . . . . . .   28

      6.1   Organization  . . . . . . . . . . . . . . . . . . . . . . . .   29
      6.2   Authorization   . . . . . . . . . . . . . . . . . . . . . . .   29
      6.3   Due Execution and Delivery; Binding Obligations   . . . . . .   29
      6.4   No Conflict or Violation  . . . . . . . . . . . . . . . . . .   29
      6.5   Consents and Approvals  . . . . . . . . . . . . . . . . . . .   29
      6.6   Valid Issuance of Shareholders' Shares  . . . . . . . . . . .   30
      6.7   Capital Structure   . . . . . . . . . . . . . . . . . . . . .   30
      6.8   Organization of Acquisition   . . . . . . . . . . . . . . . .   30
      6.9   SEC Compliance  . . . . . . . . . . . . . . . . . . . . . . .   30
      6.10  Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . .   31
      6.11  Full Disclosure.  . . . . . . . . . . . . . . . . . . . . . .   31

ARTICLE 7   THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .   31

      7.1   Closing   . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      7.2   Deliveries by Computec and the Shareholders   . . . . . . . .   31
      7.3   Deliveries by DPRC  . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE 8   POST CLOSING  . . . . . . . . . . . . . . . . . . . . . . . .   32

      8.1   Survival of Representations and Warranties  . . . . . . . . .   32

                                                                          Page
                                                                          ----
      8.2   Post-Closing Adjustment   . . . . . . . . . . . . . . . . . .   33
      8.3   Indemnification Obligations   . . . . . . . . . . . . . . . .   34
      8.4   DPRC's Right of Offset  . . . . . . . . . . . . . . . . . . .   37
      8.5   Tax-Free Treatment; Charges to Income   . . . . . . . . . . .   37
      8.6   Board Representation  . . . . . . . . . . . . . . . . . . . .   37
      8.7   Computec Reorganizations  . . . . . . . . . . . . . . . . . .   38
      8.8   Stock Options   . . . . . . . . . . . . . . . . . . . . . . .   38
      8.9   Certain Covenants with Customers  . . . . . . . . . . . . . .   38
      8.10  Payments by the Surviving Corporation   . . . . . . . . . . .   38
      8.11  Further Assurances  . . . . . . . . . . . . . . . . . . . . .   39
      8.12  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE 9   COVENANT NOT TO COMPETE   . . . . . . . . . . . . . . . . . .   39

      9.1   Non-Compete Covenant  . . . . . . . . . . . . . . . . . . . .   39
      9.2   Definition of Compete   . . . . . . . . . . . . . . . . . . .   39
      9.3   Direct or Indirect Competition  . . . . . . . . . . . . . . .   39
      9.4   Confidential Data   . . . . . . . . . . . . . . . . . . . . .   40
      9.5   Reasonableness of Restrictions.   . . . . . . . . . . . . . .   40
      9.6   Injunctive Relief   . . . . . . . . . . . . . . . . . . . . .   40

ARTICLE 10  TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE 11  MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . .   45

      11.1  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   45
      11.2  Governing Law   . . . . . . . . . . . . . . . . . . . . . . .   45
      11.3  Dispute Resolution  . . . . . . . . . . . . . . . . . . . . .   45
      11.4  Interpretation  . . . . . . . . . . . . . . . . . . . . . . .   47
      11.5  Waiver and Amendment  . . . . . . . . . . . . . . . . . . . .   47
      11.6  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .   48
      11.7  Successors and Assigns  . . . . . . . . . . . . . . . . . . .   48
      11.8  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   48
      11.9  Severability  . . . . . . . . . . . . . . . . . . . . . . . .   49
      11.10 Specific Performance  . . . . . . . . . . . . . . . . . . . .   49
      11.11 Cumulative Remedies   . . . . . . . . . . . . . . . . . . . .   49
      11.12 Warranty of Authority   . . . . . . . . . . . . . . . . . . .   49
      11.13 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   49

                                LIST OF EXHIBITS

A         Computec Adjusted EBIT for the 1996 Calendar Year
B         Computec Adjusted Net Worth at the Balance Sheet Date and
          March 31, 1997
C         Computec Adjusted Working Capital at the Balance Sheet Date and
          March 31, 1997
D         Form of Agreement of Merger and Certificates of Approval
E         Form of Escrow Agreement
F         Form of C. Lancashire Employment Agreement
G         Form of Executive Employment Agreements
H         Form of Registration Rights Agreement



                               LIST OF SCHEDULES


1.1(a)    Computec Tax and Other Liabilities
1.1(b)    Third Party Payments
4.1       Articles and Bylaws of Computec
4.5       Computec's Consents and Approvals
4.6       Computec's Litigation
4.7       Capitalization of Computec
4.8       Financial Statements
4.9       Undisclosed Liabilities
4.10      Absence of Certain Changes or Events
4.11      Properties
4.13      Intellectual Property
4.14      Leases
4.15      Receivables
4.16      Contracts and Major Customers
4.17      Employment Matters
4.18      Employee Benefit Plans
4.19      Transactions With Affiliated Parties
4.23      Permits
4.24      Insurance
4.26      Banking Facilities
6.1       Acquisition's Articles and Bylaws
6.5       DPRC's and Acquisition's Consents and Approvals
8.8       List of Optionees and Options

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this 29th day of April 1997, by and among Data Processing Resources Corporation, a California corporation ("DPRC"), DPRC Acquisition Corp., a California corporation and a wholly-owned subsidiary of DPRC ("Acquisition"), Computec International Strategic Resources, Inc., a California corporation ("Computec"), Christopher W. Lancashire, an individual ("C. Lancashire"), Alicia R. Lancashire, an individual ("A. Lancashire"), and Merrill Lynch Trust Company of California, a California corporation, as Trustee of The Lancashire Charitable Remainder Unitrust (the "Trustee"). C. Lancashire and A. Lancashire are collectively referred to herein as the "Lancashires." The Lancashires and the Trustee are collectively referred to herein as the "Shareholders" and sometimes individually referred to as a "Shareholder."


                                R E C I T A L S

         A. Computec provides temporary technical personnel to third parties (the "Business"), with offices situated at (a) 801 North Brand Boulevard, Suite 650, Glendale, California 91203; (b) 331 Andover Park East, Tukwila, Washington 98188; (c) 70A Sandon Road, Hillside, Southport PR8 4QD, England; (d) "Trac House," 34 Francis Grove, Wimbledon, London, SW19 4DY, England; and (e) Level 4, 140 Sussex Street, Sydney, New South Wales 2000, Australia.

         B. The Shareholders collectively own all of the issued and outstanding shares of the capital stock of Computec.

         C. The parties wish to provide for the merger of Computec with and into Acquisition on the terms and subject to the conditions of this Agreement.


                               A G R E E M E N T

         In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

                 "Action" shall mean any action, claim, suit, litigation, proceeding, arbitration, mediation or other dispute.

                 "Balance Sheet" shall mean the audited consolidated balance sheet of Computec at December 31, 1996, together with the related notes thereto and the auditors' report thereon.

                 "Balance Sheet Date" shall mean December 31, 1996.

                 "Books and Records" shall mean all books, ledgers, files, records, manuals and other materials (in any form or medium) related to the Business, including, but not limited to, all correspondence, personnel records, data base of current, former and prospective technical contractors, purchasing materials and records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, accounting records and systems, litigation files, sales order files, purchase order files, advertising materials, catalogs, product brochures, mailing lists, customer lists, distribution lists, sales and promotional materials and all other records utilized by Computec in connection with the Business and all computer hardware, software and data files necessary to access or review or continue to compile or utilize any of the foregoing.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Computec Adjusted EBIT" shall mean the earnings of Computec for the relevant accounting period, before deductions for interest and taxes, as determined in accordance with generally accepted accounting principles, and as included in the audited stand alone financial statements of Computec, plus or minus the type of adjustments set forth on Exhibit A hereto. Computec Adjusted EBIT for the 1996 calendar year, including all anticipated adjustments thereto, is shown on Exhibit A attached hereto. Computec Adjusted EBIT for the relevant accounting period shall be determined in the same manner used by the parties to determine Computec Adjusted EBIT for the 1996 calendar year; provided, however, that for purposes of determining Computec Adjusted EBIT for the 1997 calendar year, (i) a $35,000 credit shall be made for commissions earned in the 1996 calendar year and which will not be paid in the 1997 or any subsequent calendar year, (ii) a credit shall be made in the amount of all legal and accounting expenses incurred by Computec during the 1997 calendar year which relate to the negotiation and execution of this Agreement provided that the Lancashires reimburse Computec for all such expenses pursuant to
Section 8.10, below; (iii) a credit shall be made in the amount of all filing and professional fees (not to exceed $12,000) incurred by Computec during the 1997 calendar year which relate to amended or new petitions with respect to H1-B filings necessitated as a result of the Merger; and (iv) a credit shall be made in the amount of all Third Party Payments.

                 "Computec Adjusted Net Worth" shall mean the difference between (a) all of the assets of Computec, and (b) all of the liabilities of Computec other than Computec Tax and Other Liabilities, as determined in accordance with generally accepted accounting principles. Computec Adjusted Net Worth at the Balance Sheet Date is shown on Exhibit B attached hereto.
Computec Adjusted Net Worth at the Effective Time shall be determined in the same manner used by the parties to determine Computec Adjusted Net Worth at the Balance Sheet Date.

                 "Computec Adjusted Working Capital" shall mean the difference between (a) all of the current assets of Computec, and (b) all of the current liabilities of Computec other than the current portion of Computec Tax and Other Liabilities, as determined in accordance with generally accepted accounting principles. Computec Adjusted Working Capital at the Balance Sheet Date is shown on Exhibit C attached hereto. Computec Adjusted Working Capital at the Effective Time shall be determined in the same manner used by the parties to determine Computec Adjusted Working Capital at the Balance Sheet Date.

                 "Computec Tax and Other Liabilities" shall mean all long and short term bank, working capital line, institutional, shareholder-related and other interest bearing debt, accrued interest and income tax liabilities of Computec, whether current or deferred, including, without limitation, those set forth on Schedule 1.1(a) hereto.

                 "Contracts" shall mean all of the contracts, licenses, Leases, arrangements, understandings or other agreements related in any way to the Business, including, without limitation, all of the Contracts described on Schedules 4.13, 4.14 and 4.16 hereto.

                 "Damages" shall mean any claim, demand, loss, liability, damage or expense, including without limitation interest, penalties and reasonable attorneys', accountants' and experts' fees and costs of investigation incurred as a result thereof.

                 "DPRC Average Closing Price" shall mean, (a) with respect to the Initial DPRC Shares, the average closing price of the DPRC Common Shares, as publicly reported by the Nasdaq Stock Market as of 4:00 p.m. Eastern Time, over the last 20 trading days ending on (and including) the trading day immediately prior to the Closing Date, and (b) with respect to the Additional DPRC Shares, the average closing price of the DPRC Common Shares, as publicly reported by the Nasdaq Stock Market as of 4:00 p.m. Eastern Time, over the last 20 trading days ending on (and including) the trading day immediately prior to the applicable Additional Consideration Payment Date.

                 "DPRC Common Shares" shall mean the common stock, no par value, of DPRC.

                 "Employee Benefit Plan(s)" shall mean: (a) Any "employee welfare benefit plan," as defined in Section 3(1) of ERISA, (i) which Computec sponsors or to which Computec contributes or is required to contribute, or under which Computec may incur any liability, and (ii) which covers an employee or former employee of Computec including each multi-employer welfare benefit plan; (b) any "multi-employer plan," as defined in Section 4001(a)(3) of ERISA,
(i) to which Computec (or any person which is a member of a "controlled group of corporations" with or under "common control" with Computec as defined in
Section 414(b) or (c) of the Code ("Common Control Entity")) has contributed or been obligated to contribute at any time or under which Computec may incur any liability, and (ii) which covers an employee or former employee of Computec;
(c) any "employee pension benefit plan," as defined in Section 3(2) of ERISA,
(i) which Computec sponsors or to which Computec or any Common Control Entity contributes or is required to contribute or under which Computec may incur any liability, and (ii) which covers an employee or former employee of Computec; and (d) any deferred compensation plan, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment maintained by Computec which covers an employee or former employee of Computec.

                 "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, restriction, encumbrance or other right of third parties, of any kind or nature.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, including the rules and regulations promulgated thereunder.

                 "Intellectual Property" shall mean all of Computec's intellectual property rights including, without limitation, all of Computec's
(a) common law, state, federal and statutory rights in any trademarks, trademark registrations and applications, service marks and trade names, copyrights, copyright registrations; patents, patent applications, design rights, inventions, trade secrets, technical and business confidential information (including, but not limited to designs, plans, specifications, formulas, processes, methods, shop rights, know-how and other business or technical confidential information in each case whether or not such rights are patentable, copyrightable or registerable); (b) computer software programs and systems, know-how, formulae and designs and documentation relating to the foregoing or used or useable in the Business; and (c) other proprietary information owned, controlled, created or used or useable by or on behalf of Computec in connection with the conduct of the Business in which Computec has any interest whatsoever, whether or not registered, including rights or obligations under any license agreement with any other person.

                 "Laws" shall mean all foreign, federal, state or local statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories or reported decisions of any foreign, federal or state court including, without limitation, now or at any time hereafter in effect.

                 "Leases" shall mean all leases, subleases, licenses and other occupancy or lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which Computec leases, subleases, licenses, occupies or uses any real or personal property.

                 "Permits" shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any governmental authority of any jurisdiction worldwide relating to the conduct of the Business.

                 "Representatives" shall mean any officer, director, principal, shareholder, partner, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

                 "Subsidiary" shall mean any corporation, partnership, limited liability company or partnership, joint venture or other entity in which a party either owns capital stock or is a partner or is in some other manner directly or indirectly affiliated through a direct or indirect investment or participation in the equity of such entity and "Subsidiaries" shall mean all such entities in which a party has any interest.

                 "Third Party Payments" shall mean the liabilities, obligations and commitments of Computec to the persons and in the amounts set forth on
Schedule 1.1(b) hereto.

         1.2 Other Defined Terms. The following capitalized terms shall have the meanings given to them in the Sections set forth below:

                 Term                                            Section
                 ----                                            -------
                 AAA                                             11.3(c)
                 A. Lancashire                                   Introduction
                 Accountant                                      3.2(b)
                 Acquisition                                     Introduction
                 Acquisition Shares                              6.7(b)
                 Additional Cash Consideration                   3.2(d)
                 Additional Consideration                        3.2
                 Additional Consideration Payment Date           3.2
                 Additional DPRC Shares                          3.2(c)
                 Affiliated Party(ies)                           4.19
                 Agreement                                       Introduction
                 Ancillary Agreements                            4.2
                 Board                                           8.5
                 Business                                        Recital A
                 C. Lancashire                                   Introduction
                 C. Lancashire Employment Agreement              7.2(d)
                 California Law                                  2.1
                 Carryover Minimum Threshold Adjustment          3.2(a)(iii)
                 Class A Additional Consideration                3.2(c)
                 Class A Initial Consideration                   3.1(a)
                 Class B Additional Consideration                3.2(c)
                 Class B Initial Consideration                   3.1(b)
                 Class A Stock                                   2.4(a)
                 Class B Stock                                   2.4(b)
                 Closing                                         7.1
                 Closing Date                                    7.1
                 Computec                                        Introduction
                 Computec Stock                                  2.4
                 Computec Taxes                                  4.21(a)
                 Decision                                        11.3(c)(i)

                    DPRC                                         Introduction
                    DPRC Options                                 6.7(a)
                    DPRC Preferred Shares                        6.7(a)
                    DPRC Representatives                         8.3(a)
                    DPRC's Auditor                               3.2(b)
                    Effective Time                               2.2
                    Escrow Agent                                 3.5
                    Escrow Agreement                             3.5
                    Escrowed Shares                              3.5
                    Executive Employment Agreements              7.2(e)
                    Financial Statements                         4.8
                    Indemnitee                                   8.3(c)
                    Indemnitor                                   8.3(c)
                    Initial Cash Consideration                   3.1(b)
                    Initial DPRC Shares                          3.1(a)
                    Interim Period                               10.1
                    Lancashires                                  Introduction
                    Major Customers                              4.16(b)
                    Merger                                       2.1
                    Merger Documents                             2.2
                    Minimum Threshold Adjustment                 3.2(a)(ii)
                    Non-Compete Period                           9.1
                    Outstanding Class A Stock                    2.4(a)
                    Outstanding Class B Stock                    2.4(b)
                    Pre-Effective Periods                        10.1
                    Receivables                                  4.15
                    Remaining Carryover Minimum
                      Threshold Adjustment                       3.2(a)(iv)
                    Restrictive Covenant                         8.9
                    Registration Rights Agreement                7.2(f)
                    Shareholder(s)                               Introduction
                    Shareholder Representatives                  8.3(b)
                    Shareholder's Auditor                        3.2(b)
                    Shareholders' Shares                         5.7
                    Survival Date                                8.1
                    Surviving Corporation                        2.3
                    Tax Returns                                  4.21(c)
                    Territory                                    9.1
                    Transfer                                     8.6
                    Trustee                                      Introduction
                    Unbilled Receivables                         4.15
                    Warranty Claims                              8.3(e)

                                   ARTICLE 2
                                   THE MERGER

         2.1 The Merger. On the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the General Corporation Law of the State of California (the "California Law"), Computec shall be merged with and into Acquisition (the "Merger"), and the separate existence of Computec shall cease and Acquisition shall continue as the surviving corporation under the Laws of the State of California under the name "Computec International Strategic Resources, Inc."

         2.2 Consummation of the Merger. At the Closing, the parties shall cause the Merger to be consummated by delivering to the California Secretary of State an agreement of merger, together with certificates of approval, in the forms attached as Exhibit D hereto, with such modifications as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the California Law (such documents being referred to collectively as the "Merger Documents"), and the parties shall make all other filings and recordings required by the California Law in connection with the Merger. The Merger shall become effective at the time of filing of the appropriate Merger Documents with the California Secretary of State, or at such later time, which shall be as soon after the Closing as reasonably practicable, specified as the effective time in the Merger Documents (the "Effective Time").

         2.3 Effect of the Merger. At the Effective Time, (a) the separate existence of Computec shall cease and Computec shall be merged with and into Acquisition (Acquisition after the Merger is sometimes referred to herein as the "Surviving Corporation"), (b) the Articles of Incorporation of Acquisition, a copy of which is attached as Schedule 6.1 hereto, shall be the Articles of Incorporation of the Surviving Corporation until duly amended, except that at the Effective Time Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Computec International Strategic Resources, Inc.," (c) the Bylaws of Acquisition, a copy of which is attached as Schedule 6.1 hereto, shall be the Bylaws of the Surviving Corporation until duly amended, (d) the directors of Acquisition shall be the directors of the Surviving Corporation, (e) the officers of Acquisition shall be the officers of the Surviving Corporation, (f) the issued and outstanding capital shares of Acquisition shall continue to be the issued and outstanding capital shares of the Surviving Corporation, and (g) the Merger shall have the effects set forth in Section 1107 of the California Law.

         2.4 Conversion of Computec Stock. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger, and without any further action on the part of Computec or the Shareholders, (a) each share of Computec's Class A Common Stock, no par value (the "Class A Stock"), issued and outstanding immediately prior to the Effective Time (the "Outstanding Class A Stock") shall be canceled and extinguished and be converted into the right to receive the Class A Initial Consideration and the Class A Additional Consideration, and (b) each share of Computec's Class B Common Stock, no par value (the "Class B Stock"), issued and outstanding immediately prior to the Effective Time (the

"Outstanding Class B Stock") shall be canceled and extinguished and be converted into the right to receive the Class B Initial Consideration and the Class B Additional Consideration, each in accordance with the procedures set forth in Sections 3.1 and 3.2, below. The Outstanding Class A Stock and the Outstanding Class B Stock are sometimes collectively referred to herein as the "Computec Stock."


                                   ARTICLE 3
                              MERGER CONSIDERATION

         3.1 Initial Consideration. Subject to Section 3.5, below, as soon as possible after DPRC receives written certification from the California Secretary of State of the filing of the Merger Documents with the California Secretary of State, but in no event later than the next business day thereafter, DPRC shall cause the following consideration to be delivered to the
Shareholders:

                 (a) Class A Initial Consideration. The initial consideration to be received with respect to each share of Class A Outstanding Stock pursuant to Section 2.4(a), above (the "Class A Initial Consideration"), shall be an amount of DPRC Common Shares equal to the quotient obtained by dividing the number of the Initial DPRC Shares by the number of shares of the Outstanding Class A Stock. As used herein, the "Initial DPRC Shares" shall mean that number of DPRC Common Shares which when multiplied by the DPRC Average Closing Price, equals Thirteen Million Forty-Two Thousand Four Hundred and No/100 Dollars ($13,042,400.00).

                 (b) Class B Initial Consideration. The initial consideration to be received with respect to each share of Class B Outstanding Stock pursuant to Section 2.4(b), above (the "Class B Initial Consideration"), shall be an amount in cash equal to the quotient obtained by dividing the amount of the Initial Cash Consideration by the number of shares of the Outstanding Class B Stock. As used herein, the "Initial Cash Consideration" shall mean the sum of (a) Nineteen Million Five Hundred Sixty-Three Thousand Six Hundred and No/100 Dollars ($19,563,600.00), less the amount of Computec Tax and Other Liabilities at the Effective Time, and (b) simple interest accruing on the amount determined under the foregoing clause (a) at the rate of 5.5% per annum from the Effective Time through the date such payment is actually made by DPRC to the Shareholders.

         3.2 Additional Consideration. On the terms and subject to the conditions of this Section 3.2, within 10 business days after each of August 15, 1997, March 31, 1998, August 15, 1998 and March 31, 1999 (each, an
"Additional Consideration Payment Date"), subject to Sections 3.5 and 8.4, below, DPRC shall pay or cause to be paid to the Shareholders additional consideration (the "Additional Consideration"), determined as follows:

                 (a) Amount of Additional Consideration. The amount of the Additional Consideration payable by DPRC to the Shareholders on an Additional Consideration Payment Date shall be determined as follows:

                          (i)      With respect to the August 15, 1997
Additional Consideration Payment Date, DPRC shall pay the Shareholders an amount equal to the product obtained by multiplying 7.00 by the amount by which Computec Adjusted EBIT for the first six months of the 1997 calendar year exceeds $1.918 million. For example, if Computec Adjusted EBIT for the first six months of the 1997 calendar year is $2.118, then the Additional Consideration for the August 15, 1997 Additional Consideration Payment Date shall be $1.4 million (i.e., [$2.118 million - $1.918 million] x 7.00 = $1.4 million).

                          (ii)     With respect to the March 31, 1998
Additional Consideration Payment Date, DPRC shall pay the Shareholders an amount equal to the difference between (A) the product obtained by multiplying
7.00 by the amount by which Computec Adjusted EBIT for the 1997 calendar year exceeds $3.836 million, and (B) the amount of Additional Consideration paid to the Shareholders pursuant to subparagraph (i), above; provided, however, that if Computec Adjusted EBIT for the 1997 calendar year is less than $4.9 million, then the amount of the Additional Consideration that would otherwise be payable by DPRC to the Shareholders hereunder shall be reduced (but not below zero) by an amount equal to the product obtained by multiplying 7.00 by the amount by which Computec Adjusted EBIT for 1997 calendar year is less than $4.9 million (the "Minimum Threshold Adjustment"). For example, if Computec Adjusted EBIT for the 1997 calendar year is $4.4 million and the amount of the Additional Consideration paid to the Shareholders pursuant to subparagraph (i), above, is as set forth in the example in subparagraph (i), above, then the Additional Consideration for the March 31, 1998 Additional Consideration Payment Date shall be $0 million (i.e., [$4.4 million - $3.836 million] x 7.00 - $1.4 million - $3.5 million = -$.952 million).

                          (iii)    With respect to the August 15, 1998
Additional Consideration Payment Date, DPRC shall pay the Shareholders an amount equal to the product obtained by multiplying 7.00 by the amount, if any, by which Computec Adjusted EBIT for first six months of the 1998 calendar year exceeds (A) Computec Adjusted EBIT for the first six months of the 1997 calendar year, or (2) $1.918 million, whichever is greater; provided, however, that if Computec Adjusted EBIT for the 1997 calendar year was less than $4.9 million and the amount of the Minimum Threshold Adjustment exceeded the amount of the Additional Consideration that would have otherwise been payable by DPRC to the Shareholders pursuant to subparagraph (ii), above (the "Carryover Minimum Threshold Adjustment"), then the amount of the Additional Consideration that would otherwise be payable by DPRC to the Shareholders hereunder shall be reduced (but not below zero) by the amount of the Carryover Minimum Threshold Adjustment. For example, if Computec Adjusted EBIT for the 1997 calendar year is $4.4 million and Computec Adjusted EBIT for the first six months of the 1998 calendar year is $3.2 million, then the Additional Consideration for the August 15, 1998 Additional Consideration Payment Date shall be $6.622 million (i.e., [$3.2 million - $2.118 million] x 7.00 - $.952 million = $6.622 million).

                          (iv)     With respect to the March 31, 1999
Additional Consideration Payment Date, DPRC shall pay the Shareholders an amount equal to the difference between (A) the product obtained by multiplying
7.00 by (1) the amount by which Computec Adjusted EBIT for the 1998 calendar year exceeds Computec Adjusted EBIT for the 1997 calendar year, or (2) $3.836 million, whichever is greater, and (B) the amount of Additional Consideration determined pursuant to subparagraph (iii), above, before adjustment, if any, for the Minimum Threshold Adjustment; provided, however, that if Computec Adjusted EBIT for the 1997 calendar year was less than $4.9 million and the amount of the Minimum Threshold Adjustment exceeded the amount of the Additional Consideration that would have otherwise been payable by DPRC to the Shareholders pursuant to subparagraphs (ii) and (iii), above (the "Remaining Carryover Minimum Threshold Adjustment"), then the amount of the Additional Consideration that would otherwise be payable by DPRC to the Shareholders hereunder shall be reduced (but not below zero) by the amount of the Remaining Carryover Minimum Threshold Adjustment. For example, if Computec Adjusted EBIT for the 1998 calendar year is $8.0 million, the amount of the Additional Consideration paid to the Shareholders pursuant to subparagraph
(iii), above, is as set forth in the example in subparagraph (iii), above, then the Additional Consideration on the March 31, 1999 Additional Consideration Payment Date shall be $17.626 million (i.e., [$8.0 million - $4.4 million] x
7.00 - $6.622 million - $.952 million - [0] = $17.626 million).

                          (v)      Notwithstanding anything in subparagraphs
(i) through (iv), above, or any of the examples set forth therein, DPRC shall have no liability, obligations or commitment to pay any Additional Consideration to the Shareholders unless and until the amount of all Additional Consideration earned hereunder is One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), in which case, DPRC shall only be required to pay to the Shareholders that portion of the Additional Consideration, if any, in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

                 (b) Calculation of Computec Adjusted EBIT. As soon as practicable after June 30, 1997, December 31, 1997, June 30, 1998 and December 31, 1998, DPRC shall cause its auditor ("DPRC's Auditor") to compute the amount of Computec Adjusted EBIT for the relevant accounting period, as set forth in subparagraphs (i), (ii), (iii) and (iv), above, and DPRC shall provide to the Shareholders and their auditor (the "Shareholder's Auditor") for their review and approval, DPRC's Auditor's computations and working papers reflecting how such computations were made. If the Shareholders or Shareholder's Auditor have any objections to the computation of Computec Adjusted EBIT for any relevant accounting period, they will deliver detailed statements describing their objections to DPRC within 30 days after receiving DPRC Auditor's computations and working papers reflecting how such computations were made. The parties will use their reasonable efforts to resolve any such objections. If, however, the parties do not obtain final resolution of this matter within 30 days after DPRC has received the statements of objections, the dispute shall be referred to Price Waterhouse LLP (the "Accountant") within 15 days following such 30-day period. The Accountant's determination of the amount of Computec Adjusted EBIT for the relevant accounting period shall be rendered by the Accountant in a writing setting forth in reasonable specificity the reasons for each conclusion reached in its decision. The Accountant's determination shall be binding upon all parties. However, in the event that the decision of the Accountant is clearly erroneous, as determined in accordance with applicable procedures set forth in Section 11.3, below, then the decision of the Accountant may be vacated or corrected in the same manner as provided for in

California Code of Civil Procedure Sections 1286.2 or 1286.6 for any such error. DPRC and the Shareholders shall use their best efforts, and shall cause DPRC's Auditor and Shareholder's Auditor, respectively, to aid the Accountant in reaching a decision within 30 days from the date the dispute is tendered to the Accountant. DPRC and the Shareholders will share responsibility for the fees and expenses of the Accountant based on the degree to which the Accountant accepts the respective positions of the parties, as conclusively determined by the Accountant.

                 (c) Class A Additional Consideration. The additional consideration to be received with respect to each share of Class A Outstanding Stock pursuant to Section 2.4(a), above, on an Additional Consideration Payment Date (the "Class A Additional Consideration") shall be an amount of DPRC Common Shares equal to the quotient obtained by dividing the number of the Additional DPRC Shares by the number of shares of the Outstanding Class A Stock. As used herein, the "Additional DPRC Shares" shall mean that number of DPRC Common Shares which when multiplied by the DPRC Average Closing Price, equals forty percent (40%) of the Additional Consideration that is payable by DPRC to the Shareholders for such Additional Consideration Payment Date, as determined in accordance with Section 3.2(a)(i), (ii), (iii) or (iv), above, as the case may be.

                 (d) Class B Additional Consideration. The additional consideration to be received with respect to each share of Class B Outstanding Stock pursuant to Section 2.4(b), above, on an Additional Consideration Payment Date (the "Class B Additional Consideration") shall be an amount in cash equal to the quotient obtained by dividing the amount of the Additional Cash Consideration for such Additional Consideration Payment Date by the number of shares of the Outstanding Class B Stock. As used herein, the "Additional Cash Consideration" shall mean an amount in cash equal to sixty percent (60%) of the Additional Consideration that is payable by DPRC to the Shareholders for such Additional Consideration Payment Date, as determined in accordance with Section 3.2(a)(i), (ii), (iii) or (iv), above, as the case may be.

                 (e) Payment of Additional Consideration. Each payment of the Class A Additional Consideration, as and when payable by DPRC to each holder of the Outstanding Class A Stock, shall be paid by DPRC to each holder of the Outstanding Class A Stock, which amount shall be payable by DPRC's delivery to each holder of the Outstanding Class A Stock of a stock certificate of DPRC, certifying that such holder is the record holder of the applicable number of Additional DPRC Shares. Each payment of the Class B Additional Consideration, as and when payable by DPRC to each holder of the Outstanding Class B Stock, shall be paid by DPRC to each holder of the Outstanding Class B Stock, which amount shall be payable by DPRC's delivery to each holder of the Outstanding Class B Stock of a check, made payable to such holder of the Outstanding Class B Stock, or cash by wire transfer to such holder's account.

                 (f) Maximization of Additional Consideration. DPRC hereby acknowledges C. Lancashire's need to retain flexibility in making operational and financial decisions regarding the conduct of the Business during the 1997 and 1998 calendar years in order to maximize the Additional Consideration. The Shareholders acknowledge, however, that C. Lancashire's flexibility will necessarily be subject to such limitations and controls as may be appropriate (i) in light of Computec's status as a subsidiary of a public company, and (ii) to ensure appropriate oversight of Computec's activities. Notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, DPRC acknowledges and agrees that during the 1997 and 1998 calendar years (A) C. Lancashire will retain sole approval concerning DPRC's resource requests, and (B) DPRC shall not hire or take away any of Computec's management, sales or administrative personnel without first obtaining C. Lancashire's prior written consent.

         3.3 Fractional Shares. No fractional DPRC Common Shares will be issued as part of the Initial DPRC Shares pursuant to Section 3.1, above, or the Additional DPRC Shares pursuant to Section 3.2, above, but, in lieu of such issuance, any holder of Outstanding Class A Stock who would otherwise be entitled to receive a fraction of a DPRC Common Share will receive from DPRC, promptly after the Effective Time, or the Additional Consideration Payment Date, as the case may be, an amount of cash equal to the DPRC Average Closing Price multiplied by the fraction of a share of DPRC Common Shares to which such holder of Outstanding Class A Stock would otherwise be entitled.

         3.4 Limitations on Purchase Price. Notwithstanding anything in this Agreement to the contrary, each of the Shareholders acknowledges and agrees that in no event will (a) the aggregate number of the Additional DPRC Shares exceed the aggregate number of the Initial DPRC Shares (as adjusted to reflect subsequent stock splits or recapitalizations), (b) the aggregate number of the Initial DPRC Shares and the Additional DPRC Shares exceed 2 million (as adjusted to reflect subsequent stock splits or recapitalizations), or (c) the sum of the Initial Cash Consideration and the Additional Cash Consideration exceed 60% of the aggregate amount of the Initial Consideration and the Additional Consideration.

                 (a) Form of Additional Consideration. If, for whatever reason, any of the foregoing clauses would be violated by the payment of one form of Additional Consideration (e.g., issuance of Additional DPRC Shares would cause clause (a) of Section 3.4, above, to be violated) and the conversion of all or part of such Additional Consideration to another form of consideration (e.g., cash) would not cause any of the limitations contained in
Section 3.4, above, to be violated, then the form of such portion of the Additional Consideration shall be converted, at the request of the Lancashires, to that form of Additional Consideration that will not cause any of the limitations of Section 3.4, above, to be violated. If, however, the conversion of all or part of such Additional Consideration from one form to another (e.g., DPRC Common Shares to cash, or cash to DPRC Common Shares) cannot be effected without violating any of the limitations contained in Section 3.4, above, then the parties acknowledge and agree that, subject to Section 3.4(b), below, such portion of the Additional Consideration shall be automatically excluded from, and not constitute a part of, the Additional Consideration.

                 (b) Favorable Changes in Tax Laws. If, due to a change in a tax Law, DPRC would be permitted to pay Additional Consideration to the Shareholders in an amount that is in excess of that which would otherwise be permitted under Section 3.4, above, without violating Section 8.5, below, which determination shall be made by DPRC in its good faith judgment after first consulting with its legal counsel and the DPRC Auditor, then DPRC shall promptly pay the Shareholders such additional amounts of permitted Additional Consideration. Notwithstanding the foregoing or anything in this Agreement to the contrary, at no time shall the aggregate amount of the Initial Consideration and the Additional Consideration hereunder exceed Seventy Million and No/100 Dollars ($70,000,000.00).

                 (c) Other Changes or Developments. If DPRC is able to take any other action that would permit DPRC to pay the Additional Consideration to the Shareholders in an amount that is in excess of that which would otherwise be permitted under Section 3.4, above, without violating
Section 8.5, below, which determination shall be made by DPRC in its good faith judgment after first consulting with its legal counsel and the DPRC Auditor, and the only adverse consequence to DPRC would be the obligation to pay that amount of the Additional Consideration to the Shareholders, DPRC, at the Shareholders' sole cost and expense, shall take such action. Notwithstanding the foregoing or anything in this Agreement to the contrary, at no time shall the aggregate amount of the Initial Consideration and the Additional Consideration hereunder exceed Seventy Million and No/100 Dollars ($70,000,000.00).

         3.5 Escrowed Shares. A number of the Shareholders' Shares equal to one-half (1/2) of the Initial DPRC Shares minus a number of the Initial DPRC Shares which when multiplied by the DPRC Average Closing Price, equals One Million and No/100 Dollars ($1,000,000.00) (the "Escrowed Shares") shall be held by an escrow agent (the "Escrow Agent") pursuant to an escrow agreement in substantially the form attached hereto as Exhibit E (the "Escrow Agreement"), to secure claims by DPRC for the indemnification obligations of the Lancashires pursuant to Section 8.3, below. All costs and expenses of the Escrow Agent in connection with the Escrow Agreement shall be shared equally by the Lancashires and DPRC.

         3.6 No Further Rights. The Shareholders' receipt of the Initial Consideration and the receipt of the amount of the Additional Consideration to which they become entitled to receive under this Agreement, if any, shall be deemed to be in full satisfaction of all of their rights pertaining to Computec Stock.


                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF COMPUTEC

         Computec hereby represents and warrants to DPRC that the following statements are true and complete and not misleading as of the Closing Date:

         4.1 Organization and Qualification of Computec. Computec is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Computec has the requisite corporate power and authority to own, lease and operate its assets and conduct the Business as presently conducted. Except as set forth in Schedule 4.23 hereto, Computec is qualified to do business as a foreign corporation in each jurisdiction of the United States and other nations where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a material adverse effect on Computec. Copies of Computec's Articles of Incorporation, certified by the California Secretary of State, and Bylaws, certified by Computec's Secretary, each of which is attached as Schedule 4.1 hereto, is complete and correct and, since the respective dates of certification thereof, there have not been any amendments thereof.

         4.2 Authorization. Computec has the requisite power, authority and legal right and capacity to enter into this Agreement and, to the extent that Computec is a party thereto, the agreements attached as Exhibits hereto (the "Ancillary Agreements"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Computec of this Agreement and such Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Computec to make this Agreement and the Ancillary Agreements valid and binding upon Computec in accordance with their respective terms.

         4.3 Due Execution and Delivery; Binding Obligations. This Agreement and, to the extent Computec is a party thereto, each of the Ancillary Agreements have been duly executed and delivered by Computec. This Agreement and, to the extent Computec is a party thereto, each of the Ancillary Agreements constitute the legal, valid and binding agreement and obligation of Computec, enforceable against Computec in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other Laws or the public policy underlying such Laws.

         4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement and the Ancillary Agreements by Computec nor the consummation of the transactions contemplated hereby and thereby, will result in (a) a violation of, or a conflict with, Computec's charter documents or any subscription, shareholders' or similar types of agreements or understandings to which Computec is a party; (b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any Contract, Encumbrance or Permit to which Computec is a party or by which the Business is bound or affected; (c) the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, any party of any severance, termination, "golden parachute" or other similar payments pursuant to any employment or other Contracts of Computec, or Computec's current or former officers, directors or employees; (d) to Computec's and the Lancashires' knowledge, a violation by Computec of any applicable Law; (e) a violation by Computec of any order, judgment, writ, injunction decree or award known to Computec or the Lancashires to which Computec is a party or by which the Business is affected; or (f) an imposition of any Encumbrance.

         4.5 Consents and Approvals. Except as set forth on Schedule 4.5 hereto, no consent, Permit, approval or authorization of, or declaration, filing, application, transfer, registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Computec by virtue of its execution, delivery and performance of this Agreement or any of the Ancillary Agreements or to avoid the loss of any Permit, or the violation, breach or termination of, or any default under, or the creation of Encumbrances on any of the assets or properties of Computec pursuant to the terms of any Law, or to enable DPRC to continue the lawful and efficient operation of the Business following the Closing as presently conducted and as presently proposed to be conducted.

         4.6 Pending Litigation. Except as disclosed on Schedule 4.6 hereto, there is no pending or, to Computec's and the Lancashires' knowledge, threatened Action, whether private or public, affecting Computec or the Business which could reasonably be expected to affect the enforceability of this Agreement or any of the Ancillary Agreements or which could reasonably be expected to materially and adversely affect the Business, Computec's assets or properties, or Computec's ability to consummate the transactions contemplated by or perform its obligations under this Agreement or any of the Ancillary Agreements.

         4.7 Capitalization of Computec. The authorized capital stock of Computec consists of 2,000,000 shares of Class A Stock, of which 200,000 shares are issued and outstanding, and 3,000,000 shares of Class B Stock, of which 300,000 shares are issued and outstanding. The issued and outstanding shares of capital stock of Computec consist solely of the Computec Stock, which is more specifically described on Schedule 4.7 hereto, and are held entirely by the Shareholders. Other than this Agreement, and except as set forth on
Schedule 4.7 hereto, there is not outstanding any subscription, option, warrant, call, right or other agreement or commitment obligating Computec to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any shares of the Computec Stock or any other shares of the capital stock of Computec. All of the shares of the Computec Stock are duly and validly authorized, issued and outstanding, fully paid and non-assessable. Computec does not have any Subsidiaries and none of the Business has been or is being conducted by Computec International Resources (U.K.) Limited.

         4.8 Financial Statements. Computec has furnished to DPRC copies of: (a) the audited balance sheets of Computec at December 31, 1996 and 1995 and the related statements of income, shareholders' equity and cash flows for the periods ended December 31, 1996, 1995 and 1994, together with the related notes thereto and the auditors' report thereon, (b) Computec's internally prepared balance sheet at March 31, 1997, and the related statements of income and cash flows for the three-month period then ended, and (c) Computec's internally prepared gross margin analysis for each of January, February and March 1997. All financial statements referred to in this Section 4.8 (the "Financial Statements") are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the financial condition of Computec as at the respective dates thereof and the results of operations of Computec for the respective periods covered by the statements of income contained therein. The Financial

Statements are attached hereto as Schedule 4.8. All reserves made by Computec in the Financial Statements are appropriate and adequate for all known or anticipated liabilities. Computec has provided and disclosed to DPRC, its accountants and other Representatives all material facts and information relating to the preparation of the Financial Statements.

         4.9 Undisclosed Liabilities. Except as set forth on Schedule 4.9 hereto, Computec does not have any liabilities or obligations (absolute, accrued, contingent or otherwise) related to the Business or its assets or properties except (a) liabilities reflected on the Financial Statements, (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business, and (c) liabilities arising under any Contract in the ordinary course of conducting the Business.

         4.10 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth on Schedule 4.10 hereto, there has not been any:

                 (a) Amendment to Computec's Articles of Incorporation or Bylaws; issuance of any shares of the capital stock of Computec; or issuance or creation of any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the capital stock of Computec of any class have been or might be, directly or indirectly, authorized, issued or transferred;

                 (b) Declaration, setting aside or payment of any dividend by Computec; distribution in respect of the capital stock of Computec; or purchase or redemption, directly or indirectly, of any shares of the capital stock of Computec;

                 (c) Increase in the salary or other compensation payable or to become payable by Computec to any of its officers, directors, partners or employees earning a salary or total compensation in excess of $100,000; the declaration, payment, or commitment or obligation of any kind for the payment, by Computec, of a bonus or other additional salary or compensation to any such person; the repayment by Computec of any loan from such person; or the payment by Computec of any accrued but unpaid salaries, distributions or any other payments, whether in cash or property, to any such person;

                 (d) Change in accounting methods or practices by Computec (including, without limitation, any change in depreciation, amortization or valuation policies or rates or any change in billing and revenue recognition policies) or revaluation of any of its assets, liabilities or reserves reflected on the Financial Statements, or any change in any assumption underlying or methods of calculating any bad debt, contingency or other reserves related to the Business;

                 (e) Agreement entered into not in the usual and ordinary course of the Business; or capital expenditure, or the incurring of any obligation to make any capital expenditure, by Computec in excess of $10,000 per item;

                 (f) Agreement entered into to provide technical contractors at a fixed pricing arrangement (i.e., at a price which is determined other than with respect to payment of an hourly, daily, per diem or monthly rate);

                 (g) Payment by or on behalf of Computec other than in the ordinary course of business of any obligation or liability, whether fixed or contingent; waiver or compromise by Computec other than in the ordinary course of business of any right or claim; or cancellation by Computec, without full payment, of any note, loan or other obligation owed to Computec;

                 (h) Failure to pay or satisfy when due any obligation of Computec except where such failure would not adversely affect Computec, the Business, its assets or its liabilities;

                 (i) Amendment, rescission, expiration or termination of any of Computec's existing Contracts or agreements other than in the ordinary course of business and which involve payments or receipts of more than $10,000 per annum, including, without limitation, the lapse, expiration or termination of any insurance coverage;

                 (j) Sale, transfer, disposal of or agreements to sell, transfer or otherwise dispose of, any of the assets, properties or rights of Computec other than in the ordinary course of business; destruction, damage to, or loss of any of Computec's assets or properties (whether or not covered by insurance) used or useable in the Business; or disposition or lapsing of any Intellectual Property or any disclosure to any person (other than persons subject to confidentiality agreements) of any Intellectual Property;

                 (k) Labor dispute or other similar event or condition of any character adversely affecting the prospects, earnings, properties or condition, financial or otherwise, of the Business;

                 (l) Other event or condition of any character which it is reasonable to expect will, individually or in the aggregate, adversely affect Computec, its assets or the Business or Computec's ability to perform its obligations hereunder; or

                 (m) Agreement by Computec or the Shareholders to do or cause any of the things described in clauses (a) through (l), above.

         4.11 Properties. Schedule 4.11 hereto sets forth a complete and correct list of all assets owned by Computec at the Balance Sheet Date which have been treated as capital assets. Computec does not own any real property. Except as set forth on Schedule 4.11 hereto, Computec has good, indefeasible and marketable title to, or a valid leasehold interest in, or a valid license to use, all of the personal property used in and material to the Business, in each case free and clear of all Encumbrances. All personal property owned or leased by Computec is in good order and operating condition, ordinary wear and tear excepted, and free from any defects, except for such minor defects which do not substantially interfere with the continued use thereof in the conduct of normal operations in the manner and to the extent such assets are presently being used.

         4.12 Books and Records. Computec has made and kept (and given DPRC's Representatives access to) the Books and Records, which, in reasonable detail, accurately and fairly reflect the activities and transactions of Computec related to the Business, the dispositions of assets related to the Business, and the financial condition of Computec and the Business, including, without limitation, the existence of any and all liabilities, whether actual or contingent, including, without limitation, Computec Tax and Other Liabilities.

         4.13    Intellectual Property.

                 (a) Schedule 4.13 hereto is a complete and correct list of all of the material Intellectual Property. Except as set forth on Schedule
4.13 hereto, (a) the Intellectual Property is owned by Computec or Computec has a valid license to use the same, (b) neither the Lancashires nor Computec has received any notice or claim disputing Computec's right to own or use any such Intellectual Property, and (c) to Computec's and the Lancashires' knowledge, Computec's right to own or use the Intellectual Property is not disputed by any third party. Except as set forth on Schedule 4.13 hereto, the Intellectual Property is owned by Computec free and clear of all Encumbrances. The Intellectual Property constitutes all of the proprietary rights necessary and sufficient for the lawful and efficient operation of the Business as presently conducted. To Computec's and the Lancashires' knowledge, Computec is not infringing upon or otherwise acting adversely to any property owned by any other person with respect to the Intellectual Property which has been received and used by Computec, nor is there any Action by any person pending or, to Computec's and the Lancashires' knowledge, threatened with respect thereto.

                 (b) Schedule 4.13 hereto accurately discloses all licenses, sublicenses or agreements by which Computec holds or has given to others the right to use the Intellectual Property. Computec is not in default and, to Computec's and the Lancashires' knowledge, no third party is in default, under any such license, sublicense or agreement.

         4.14 Leases. Schedule 4.14 hereto sets forth a true, correct and complete list and description of all Leases. All of the Leases are in good standing, legal, valid, binding and in full force and effect, all rents and additional rents due to date under each such Lease have been paid in full, and there is not under any of such Leases any existing default, violation or breach by Computec or event or condition which after notice or lapse of time or both would constitute a default, violation or breach. Computec has provided DPRC with true and correct copies of all such Leases.

         4.15 Receivables. Attached hereto as Schedule 4.15 are true and complete lists of Computec's accounts receivable (the "Receivables") at March 31, 1997 and unbilled accounts receivable (the "Unbilled Receivables") at March 31, 1997, including all of the foregoing with respect to Affiliated Parties. Except to the extent collected since such date, all Receivables are reflected on Schedule 4.15, and all Receivables and Unbilled Receivables accruing or created between such dates and the Effective Time are and will be
(a) valid bona fide claims against debtors for sales or other charges, and (b) subject to no defenses, set-offs or counterclaims. To Computec's and the Lancashires' knowledge, no additional loss reserves are required with respect to the Receivables and Unbilled Receivables other than that which is currently provided for in the Financial Statements. Neither Computec nor the Lancashires have any reason to believe that any of the Receivables and Unbilled Receivables are not collectible in accordance with their terms.

         4.16    Contracts.

                 (a) Schedule 4.16 hereto contains a complete and correct list of all Contracts, whether written or oral, (i) to which Computec is a party or by which it is bound, or (ii) by which any of the assets, properties or the Business is bound or subject, and, in either case, which constitute:

                          (i)      Mortgages, indentures, security agreements
and other agreements and instruments relating to the borrowing of money by, or any extension or credit to, Computec;

                          (ii)     Sales agency or marketing agreement;

                          (iii)    Agreements or commitments for capital
expenditures;

                          (iv)     Brokerage or finder's agreements;

                          (v)      Partnership, joint venture or other
arrangements or agreements involving a sharing of profits or expenses, including any strategic partnering relationship with foreign affiliates;

                          (vi)     Contracts or commitments to sell, acquire,
lease or otherwise dispose of any assets, properties or business other than in the ordinary course of business;

                          (vii)    Contracts or commitments limiting the
freedom of Computec to compete in any line of business or in any geographic area or with any person;

                          (viii)   Other agreements, contracts or commitments
which in any case are not terminable by Computec on at least 30 days' written notice and involve payments or receipts of more than $10,000 per annum; and

                          (ix)     Any other agreements, contracts or
commitments material to the Business, operations or financial condition of Computec and which are not specifically excluded from disclosure under any of subparagraphs (i) through (viii), above (i.e., Contracts involving payments or receipts less than $10,000 per annum under subparagraph (viii), above).

                 (b) Schedule 4.16 hereto sets forth a correct and complete list of the 20 largest customers (by sales volume) (the "Major Customers") of the Business during the 12-month period ended at the Balance Sheet Date indicating the sales to such Major Customers within such period and the existing contractual arrangements with each such Major Customer. As of the Balance Sheet Date, Computec had no outstanding Contracts with customers requiring payments or credits in excess of $500, or any prepaid amounts, except for those listed on Schedule 4.16 hereto. There are no outstanding disputes with any Major Customer, and no Major Customer has refused to do business with Computec or has stated its intention not to continue to do business with or increase or reduce its purchases from Computec or DPRC upon consummation of the transactions contemplated hereby. Except as reserved for in the Financial Statements, neither Computec nor the Lancashires has any reason to believe that any customer account is not collectible in accordance with its terms. No existing contractual arrangement with a customer contains any fixed price arrangement.

                 (c) At the Balance Sheet Date, Computec had no outstanding Contract with suppliers or vendors requiring payments in excess of $10,000 on an annualized basis except those listed on Schedule 4.16 hereto.

                 (d) Computec has delivered to DPRC or its Representatives complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all oral Contracts, listed on Schedules 4.13, 4.14 and 4.16 hereto or required to be listed thereon. All of the Contracts are valid and in full force and effect and Computec has duly performed all of its obligations under each Contract to the extent those obligations have accrued and no default, violation or breach by Computec under any Contract has occurred which affects the enforceability of such Contract or any parties' rights thereunder.

         4.17    Employment Matters.

                 (a) Schedule 4.17 hereto sets forth a complete and correct list of all the names, current annual rates of salary, bonuses, employee benefits, accrued vacation times, sick pay and other compensation, date of hire and location of all the present employees, contractors and agents of Computec who provide services in connection with the Business. Except as set forth on Schedule 4.17 hereto, none of such persons has received or will receive an increase in salary or other compensation from Computec prior to the third business day after the Closing Date. Except as set forth on Schedule
4.17 hereto, there are no employment or consulting contracts or arrangements, including pensions, bonus or profit sharing plans, or other severance or termination contracts or arrangements which constitute contractual obligations of Computec not terminable on 30 calendar days or less. There are no collective bargaining agreements with any union or other bargaining group for any of Computec's employees, nor is Computec aware of any efforts by its employees or contractors to organize or participate in any of the foregoing.
To Computec's and the Lancashires' knowledge, no employee or contractor is in violation of any of its obligations to, or any employment agreement with, a prior employer. Except as set forth on Schedule 4.17 hereto, no key employee or contractor of Computec has left Computec since the Balance Sheet Date and no current key employee or consultant has indicated any present or future intention to terminate his or her employment with Computec. Computec has made available to DPRC true and correct copies of all performance reviews conducted of the persons set forth on Schedule 4.17.

                 (b) Computec has complied with all provision of Law pertaining to the employment and terminating of employees, the hiring and terminating of contractors, and the immigration of foreign nationals, including, without limitation all such Laws relating to labor relations, equal employment practices, fair employment practices, entitlements, prohibited discrimination, terms and conditions of employment, wages and hours, independent contractor classification, withholding requirements or other similar employment or hiring practices or acts, and Computec is not engaged in any unfair labor practices and is not a party to any Action involving a violation or alleged violation of any of any of the foregoing Laws. Without limiting the generality of the foregoing, Computec has complied in all respects with the WARN Act, COBRA, the Immigration and Nationality Act, as amended, and the Immigration Reform and Control Act of 1986, including, without limitation, completing a Form I-9 for every employee of Computec, and maintaining all such Form I-9(s) and related information in accordance with such acts. Except as set forth on Schedule 4.6 hereto, no employee, contractor or governmental agency or authority has brought or threatened an Action against Computec with respect to any matter arising out of, relating to or in connection with such employee's or contractor's employment by Computec.

         4.18    Employee Benefits.

                 (a) Schedule 4.18 hereto contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Computec. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to DPRC. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and Computec has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. Computec and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                 (b) To Computec's and the Lancashires' knowledge, there are no investigations by any governmental entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                 (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

                 (d) Except as set forth on Schedule 4.18 hereto, Computec has never ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                 (e) At no time has Computec been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                 (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Computec (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state Law.

                 (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Computec that would subject Computec to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                 (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                 (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Computec from amending or terminating any such Employee Benefit Plan.

                 (j) Schedule 4.18 hereto discloses each: (i) agreement with any director, executive officer or other key employee of Computec (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Computec of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Computec that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding Computec, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         4.19    Transactions with Affiliated Parties.  Attached hereto as
Schedule 4.19 is a true and complete list and description of all transactions engaged in between Computec and any director, officer, employee, shareholder (including the Shareholders) or agent of Computec or any of their spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a shareholder, employee, officer or director, or any partnership or other entity in which any such person or party owns an interest (all such persons, trusts, corporations and entities being herein referred to collectively as "Affiliated Parties" and individually as an "Affiliated Party"). No Affiliated Party has any ownership interest, directly, indirectly or beneficially, in any competitor or potential competitor, supplier or customer of Computec.

         4.20 Certain Payments. Neither the Shareholders nor Computec, nor to Computec's or the Lancashires' knowledge, any other entity has, directly or indirectly, on behalf of or with respect to Computec: (a) made an unreported political contribution; (b) made or received any payment which was not legal to make or receive; (c) engaged in any transaction or made or received any payment which was not properly recorded in the Books and Records; (d) created or used any "off-book" bank or cash account or "slush fund"; or (e) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

         4.21    Taxes.

                 (a) Computec has paid, or accrued on the Balance Sheet, all federal, state, local and foreign income, alternative, add-on, gross receipts, franchise, payroll, F.I.C.A., unemployment withholding, real property, personal property, admissions, gains, replacement, sales, use, excise, payroll, disability and other taxes imposed on Computec or with respect to any of its properties, or otherwise payable by it, including interest, penalties and other additions, if any, in respect thereof (collectively, "Computec Taxes"), for all taxable periods ended on or prior to the Balance Sheet Date for which Computec, or any predecessor entity, was in existence. After the Balance Sheet Date, Computec has paid, or accrued on its financial books, only Computec Taxes incurred in the ordinary course of business determined in the same manner as in the applicable preceding taxable period ending on or before the Balance Sheet Date.

                 (b) Without limiting the foregoing representations in any way, (i) Computec has collected all sales, use and value added taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities and has furnished properly completed exemption certificates for all exempt transactions, and (ii) with respect to all persons properly characterized as employees for federal, state or local tax purposes, Computec has (A) properly and timely withheld, collected, deposited and paid income and social security and other similar taxes, and (B) properly and timely paid social security and other payroll taxes.

                 (c) Computec has timely filed all returns (including estimated returns), reports and other filings related to Computec Taxes (the "Tax Returns") which Computec is required to file and has paid all the amounts shown to be due thereon. All the Tax Returns are true and correct and complete. Computec has delivered to DPRC complete copies of all the Tax Returns for the last three taxable periods for which the Tax Returns have been filed. Computec is not required to file Tax Returns in any foreign, state or local jurisdiction for any tax period except in those foreign, state and local jurisdictions in which it has filed.

                 (d) With respect to the foreign and United States federal, state and local income Tax Returns of Computec which have been audited by the Internal Revenue Service or other tax authority or are closed, to Computec's and the Lancashires' knowledge, there are no proceedings or claims relating thereto or any facts that could give rise to the reopening thereof.

                 (e) No audit, examination, proceeding or other Action is pending or, to Computec's and the Lancashires' knowledge, threatened by any governmental authority with respect to the possible assessment or collection from Computec of any Computec Taxes, no unresolved claim for assessment or collection of any Computec Taxes has been asserted against Computec, and all resolved assessments of Computec Taxes have been paid. Computec has delivered to DPRC complete copies of all audit reports and other governmental claims asserting Computec Taxes in addition to those Computec Taxes set forth on the Tax Returns of Computec.

                 (f) During the period commencing on January 1, 1996 and ending on April 3, 1997, Computec was an "S corporation" within the meaning of
Section 1361(a) of the Code, and a valid election under Section 1362 of the Code had been in effect with respect to Computec at all times for such period. A valid S corporation or similar election has been in effect with respect to Computec during such period in all relevant state and local jurisdictions in which Computec is subject to Computec Tax. For such periods, each of the Lancashires has filed in a timely fashion with each of the Internal Revenue Service and the appropriate tax authority for all relevant state and local tax jurisdictions a consent to such S corporation or similar elections with respect to Computec. Except as set forth on Schedule 1.1 (a) hereto, Computec has not been, and will not be, subject to tax under Section 1374 or Section 1375 of the Code for any taxable year ending on or prior to the Effective Time.

                 (g) There are no liens for Computec Taxes (other than for current Computec Taxes not yet due and payable) upon the assets of Computec.

                 (h) Computec is not a party to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement.

                 (i) Computec has not taken any action that would require an adjustment pursuant to Section 481 of the Code, by reason of a change in accounting method or otherwise, except in connection with Computec's change from the cash to accrual basis of accounting in January 1, 1995.

                 (j) Computec has not filed a consent under Section 341(f)(1) of the Code or agreed to have the provisions of Section 341(f)(2) of the Code apply to any disposition of "subsection (f) assets" as such term is defined in Section 341(f)(4) of the Code.

                 (k) Computec has not made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

                 (l) Computec has not executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof or any similar provision of state or other Law.

                 (m) Neither Computec nor any Shareholder has made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Computec Tax.

         4.22 Compliance with Laws. Computec's operation of the Business is in compliance in all material respects with all other Laws for which a more specific representation regarding such compliance is not provided elsewhere in this Agreement. Neither Computec nor the Lancashires' have received any notice from or otherwise been advised that any governmental authority or other person is claiming any violation or potential violation of any Law.

         4.23 Permits. Computec holds, free from all Encumbrances and burdensome restrictions, all Permits. Each of the Permits is sufficient for the lawful and efficient operation of the Business as presently conducted and as presently proposed to be conducted. Attached hereto as Schedule 4.23 is a list of all such Permits, true and complete copies of which have been furnished to DPRC. All Permits required for the lawful and efficient operation of the Business as presently conducted and as presently proposed to be conducted will be in full force and effect at the Effective Time.

         4.24 Insurance. Attached as Schedule 4.24 hereto is a true and complete list and summary of all insurance maintained by Computec with respect to the Business during the past three years. Computec has provided DPRC with true and correct copies of all such insurance policies. Computec has not agreed to modify or cancel any of such insurance, nor has Computec received notice of any actual or threatened modification or cancellation of such insurance.

         4.25 Brokers, Finders, etc. All negotiations relating to this Agreement and the transaction contemplated hereby have been carried on without the intervention of any person acting on behalf of the Shareholders or Computec in such manner as to give rise to any claim against DPRC, Computec or any of their respective Representatives for any brokerage or finders' commission, fee or similar compensation.

         4.26    Banking Facilities.

                 (a) Schedule 4.26 hereto sets forth a true, correct and complete list of: (i) each bank, savings and loan or similar financial institution at which Computec has an account, safety deposit box, line of credit or credit facility and the numbers of the accounts or safety deposit boxes maintained by Computec thereat and details, including terms, of any line of credit or credit facility; and (ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

                 (b) All of the outstanding indebtedness (secured or unsecured) for borrowed money of Computec may be prepaid without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

         4.27 Full Disclosure. No representation, warranty or other statement of Computec contained in this Agreement, any of the Ancillary Agreements or any other document, certificate or written statement furnished to DPRC in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. There is no material fact known to Computec which adversely affects the prospects, earnings, properties or condition, financial or otherwise, of the Business that has not been disclosed herein or in such other documents, certificates and statements furnished to DPRC for use in connection with the transactions contemplated hereby.


                                   ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF THE LANCASHIRES

         Each of the Lancashires, jointly and severally, represents and warrants to DPRC that the following statements are true and complete and not misleading as of the Closing Date:

         5.1 Authorization. Each of the Lancashires has the requisite power, authority and legal right and capacity to enter into this Agreement and the Ancillary Agreements to which he or she is a party, to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

         5.2 Due Execution and Delivery; Binding Obligations. This Agreement and, to the extent either of the Lancashires is a party, each of the Ancillary Agreements have been duly executed and delivered by such Shareholder. This Agreement and, to the extent either of the Lancashires is a party, each of the Ancillary Agreements constitute the legal, valid and binding agreement and obligation of such Shareholder, enforceable against him or her in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other Laws or the public policy underlying such Laws.

         5.3 No Conflict or Violation. Neither the execution and delivery of this Agreement and, to the extent either of the Lancashires is a party, the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will result in (a) a violation of, or a conflict with, any subscription, shareholders' or similar types of agreements or understandings to which he or she is a party; (b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any Contract, Encumbrance or Permit to which he or she is a party; (c) a violation by him or her of any applicable Law; or (d) a violation by him or her of any order, judgment, writ, injunction decree or award to which he or she is a party.

         5.4 Consents and Approvals. No consent, Permit, approval or authorization of, or declaration, filing, application, transfer, registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by either of the Lancashires by virtue of his or her execution, delivery and performance of this Agreement or any of the Ancillary Agreements.

         5.5 Title to Computec Stock. Each of the Shareholders owns beneficially and of record the number and type of shares of the Computec Stock opposite its, his or her name as set forth on Schedule 4.7 hereto, free and clear of all Encumbrances affecting its, his or her ability to consummate the transactions contemplated hereby. Except as set forth on Schedule 4.7 hereto, there is not outstanding any subscription, option, warrant, call, right or other agreement or commitment obligating a Shareholder or Computec to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any shares of the Computec Stock or any other shares of the capital stock of Computec.

         5.6 Computec's Representations and Warranties. All of the representations and warranties of Computec contained herein and in each of the Ancillary Agreements to which it is a party are true and correct and not materially misleading.

         5.7 Securities Law Matters. Each of the Lancashires represents and warrants to DPRC that: (a) he or she is acquiring his or her Initial DPRC Shares and Additional DPRC Shares (collectively, the "Shareholders' Shares") for his or her account, and not with a view to any sale, distribution or disposition in violation of any federal or state securities Laws; (b) he or she has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents, about DPRC which he or she deems necessary to evaluate the merits and risks related to his or her investment in his or her Shareholders' Shares and he or she understands and has taken cognizance of all risk factors related to such transactions; and (c) he or she can afford to bear the economic risk of holding the unregistered Shareholders' Shares for an indefinite period of time, can afford to suffer a complete loss of his or her investment in his or her Shareholders' Shares, and he or she has adequate means for providing for his or her needs and contingencies; He or she acknowledges that the certificates and instruments evidencing his or her Shareholders' Shares will bear the following legends in addition to any other legend that may be required under the Escrow Agreement:

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR BLUE SKY LAWS OF CALIFORNIA OR ANY OTHER STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES OR BLUE SKY LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS APPLICABLE.

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, AS MORE SPECIFICALLY SET FORTH IN AN AGREEMENT AND PLAN OF MERGER DATED APRIL 29, 1997, AMONG DATA PROCESSING RESOURCES CORPORATION, DPRC ACQUISITION CORP., COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC. AND ALL OF THE SHAREHOLDERS OF COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.

        5.8 Full Disclosure. No representation, warranty or other statement of the Lancashires contained in this Agreement, any of the Ancillary Agreements or any other document, certificate or written statement furnished to DPRC in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no material fact known to the Lancashires which adversely affects the prospects, earnings, properties or condition, financial or otherwise, of the Business that has not been disclosed herein or in such other documents, certificates and statements furnished to DPRC for use in connection with the transactions contemplated hereby.


                                   ARTICLE 6
             REPRESENTATIONS AND WARRANTIES OF DPRC AND ACQUISITION

         DPRC and Acquisition hereby represent and warrant to the Shareholders that the following statements are true and complete and not misleading as of the Closing Date:

         6.1 Organization. Each of DPRC and Acquisition is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Each of DPRC and Acquisition has the requisite corporate power and authority to own and operate its business as presently conducted. Each of DPRC and Acquisition is qualified to do business as a foreign corporation in each jurisdiction of the United States where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a material adverse effect on DPRC or Acquisition, respectively. Copies of the Articles of Incorporation of Acquisition, certified by the California Secretary of State, and bylaws of Acquisition, certified by Acquisition's secretary, are attached hereto as
Schedule 6.1, are complete and correct and, since the respective dates of certification thereof, there have not been any amendments thereof.

         6.2 Authorization. Each of DPRC and Acquisition has the requisite corporate power, authority and legal right and capacity to enter into this Agreement and, to the extent DPRC or Acquisition is a party thereto, the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

         6.3 Due Execution and Delivery; Binding Obligations. The execution, delivery and performance by each of DPRC and Acquisition of this Agreement and, to the extent DPRC or Acquisition is a party thereto, the Ancillary Agreements have been duly authorized by the Board of Directors of DPRC and Acquisition, respectively, and the sole shareholder of Acquisition.
No further corporate action is necessary on the part of DPRC or Acquisition to make this Agreement and the Ancillary Agreements to which it is a party valid and binding upon DPRC and Acquisition in accordance with their respective terms. This Agreement and, to the extent DPRC or Acquisition is a party thereto, the Ancillary Agreements have been duly executed and delivered by DPRC and Acquisition, constitute the valid and binding obligations of DPRC and Acquisition, enforceable against DPRC and Acquisition in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other Laws or the public policy underlying such Laws.

         6.4 No Conflict or Violation. Neither the execution and delivery of this Agreement and the Ancillary Agreements by DPRC and Acquisition, nor the consummation of the transactions contemplated hereby and thereby, will result in (a) a violation of, or a conflict with, DPRC's or Acquisition's charter documents or any subscription, shareholders' or similar types of agreements or understandings to which DPRC or Acquisition is a party; (b) to DPRC's and Acquisition's knowledge, a violation by DPRC or Acquisition of any Law; or (c) a violation by DPRC or Acquisition of any order, judgment, writ, injunction decree or award known to DPRC and Acquisition to which DPRC or Acquisition is a party.

         6.5 Consents and Approvals. Except as set forth on Schedule 6.5 hereto, no consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any governmental or regulatory authority, or to DPRC's and Acquisition's knowledge, any other person or entity is required to be made or obtained by DPRC or Acquisition by virtue of its execution, delivery and performance of this Agreement, any of the Ancillary Agreements or DPRC's and Acquisition's consummation of the transactions contemplated hereby or thereby other than state and federal filings that may be required under securities Laws with respect to the issuance and sale of the Shareholders' Shares.

         6.6 Valid Issuance of Shareholders' Shares. Each of the Shareholders' Shares when issued, sold and delivered in accordance with the terms hereof, will be duly and validly issued, fully-paid and nonassessable.

         6.7     Capital Structure.

                 (a) Capital Structure of DPRC. The authorized capital stock of DPRC consists of 20,000,000 DPRC Common Shares and 2,000,000 shares of Preferred Stock ("DPRC Preferred Shares"). As of January 31, 1997, there were not more than 10,197,547 DPRC Common Shares outstanding, no shares of DPRC Preferred Shares outstanding, and not more than 1,227,800 DPRC Common Shares reserved for issuance upon the exercise of outstanding employee stock options and 250,000 DPRC Common Shares reserved for issuance under DPRC's employee stock purchase plan (collectively, the "DPRC Options"). All outstanding DPRC Common Shares are, and any DPRC Common Shares issued on exercise of any DPRC Options will be, validly issued, fully paid, non-assessable and not subject to any preemptive rights or to any agreement to which DPRC is a party or by which DPRC may be bound.

                 (b) Capital Structure of Acquisition. The authorized capital stock of Acquisition consists of 1,000,000 shares of Common Stock, 1,000 of which are issued and outstanding and owned by DPRC (the "Acquisition Shares"). The Acquisition Shares are validly issued, fully paid, non-assessable and not subject to any preemptive rights or to any agreement to which Acquisition or DPRC is a party or by which Acquisition or DPRC may be bound.

         6.8 Organization of Acquisition. Acquisition was duly incorporated and organized in the State of California on April 7, 1997, for the sole purpose of consummating the transactions contemplated by this Agreement. Acquisition has not conducted any other operations or businesses since such date nor, to DPRC's and Acquisition's knowledge, has it assumed, incurred or otherwise succeeded to, whether by agreement, operation of Law or otherwise, voluntarily or involuntarily, any material liabilities or obligations since such date, except that Acquisition, in connection with Seller's request for a tax clearance certificate, has covenanted with the California Franchise Tax Board to be responsible for certain Computec Taxes upon consummation of the Merger.

         6.9 SEC Compliance. Since DPRC's initial public offering of DPRC Common Shares in March 1996, DPRC has filed all necessary disclosure documents and reports in connection with its securities and, to DPRC's knowledge, all such documents and reports contain no untrue statement of material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by subsequently filed documents.

         6.10 Brokers, Finders, etc. All negotiations relating to this Agreement and the transaction contemplated hereby have been carried on without the intervention of any person (other than W.E. Myers & Company) acting on behalf of DPRC or Acquisition in such manner as to give rise to any claim against the Shareholders or any of their respective Representatives for any brokerage or finders' commission, fee or similar compensation.

         6.11 Full Disclosure. No representation, warranty or other statement of DPRC or Acquisition contained in this Agreement, any of the Ancillary Agreement or any other document, certificate or written statement furnished to the Lancashires in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained hereto or therein not misleading.


                                   ARTICLE 7
                                  THE CLOSING

         7.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Riordan & McKinzie, 300 South Grand Avenue, Suite 2900, Los Angeles, California, at 11:00 a.m. local time concurrently with the execution of this Agreement, or at such other place, time and date as may be mutually agreed to by the parties (the "Closing Date").

         7.2 Deliveries by Computec and the Shareholders. On the Closing Date, Computec and the Shareholders shall deliver the following:

                 (a) A certificate or certificates representing all of the Computec Stock, registered in the name of the Shareholders, duly endorsed by the Shareholders for transfer to DPRC or accompanied by an assignment of the shares of the Computec Stock duly executed by the Shareholders, and any other documents that are necessary to transfer to DPRC good and marketable title to all shares of the Computec Stock;

                 (b) Evidence of Computec and the Shareholders having obtained all licenses, Permits, authorizations, consents and approvals of and filings with any governmental or regulatory agencies required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement;

                 (c) The Escrow Agreement referred to in Section 3.5, above;

                 (d) An executed employment agreement among DPRC, Acquisition and C. Lancashire in the form of Exhibit F hereto (the "C. Lancashire Employment Agreement");

                 (e) An executed employment agreement among DPRC, Acquisition and each of A. Lancashire, Jeffery Estep and Sara Smith Ray, each in substantially the form of Exhibit G hereto (the "Executive Employment Agreements");

                 (f) The registration rights agreement in the form attached hereto as Exhibit H (the "Registration Rights Agreement"), duly executed by the Lancashires;

                 (g) A tax clearance certificate from the California Franchise Tax Board that legally enables Computec to effect the Merger as the disappearing corporation in the Merger in accordance with the California Law;

                 (h) A legal opinion from Clark & Trevithick, legal counsel for Computec and the Shareholders, dated as of the Closing Date as to such matters as DPRC shall have reasonably requested; and

                 (i) All other agreements, documents, instruments and writings required to be delivered by Computec or the Shareholders pursuant to this Agreement.

         7.3 Deliveries by DPRC. On the Closing Date, DPRC shall deliver the following:

                 (a) The Escrow Agreement contemplated by Section 3.5, above;

                 (b) The C. Lancashire Employment Agreement contemplated by Section 7.2(d), above;

                 (c)      The Executive Employment Agreements contemplated by
Section 7.2(e), above;

                 (d)      The Registration Rights Agreement contemplated by
Section 7.2(f), above;

                 (e) A legal opinion from Riordan & McKinzie, legal counsel for DPRC and Acquisition, dated the Closing Date, as to such matters as the Shareholders shall have reasonably requested; and

                 (f) All other agreements, documents, instruments and writings required to be delivered by DPRC pursuant to this Agreement.


                                   ARTICLE 8
                                  POST CLOSING

         8.1 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two years, except all representations and warranties with respect to Computec Taxes and ownership of the Computec Stock shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations (each, a "Survival Date").

         8.2     Post-Closing Adjustment.

                 (a) Within 90 days after the Effective Time, DPRC shall cause DPRC's Auditor to compute the amount of Computec Adjusted Working Capital at the Effective Time and Computec Adjusted Net Worth at the Effective Time, and DPRC shall provide to the Shareholders and Shareholder's Auditor, for their review and approval, DPRC's Auditor's computations and working papers reflecting how such computations were made. If the Shareholders or Shareholder's Auditor have any objections to the computation of Computec Adjusted Working Capital at the Effective Time or Computec Adjusted Net Worth at the Effective Time, they will deliver detailed statements describing their objections to DPRC within 30 days after receiving DPRC's Auditor's computations and working papers reflecting how such computations were made. The parties will use their reasonable efforts to resolve any such objections. If, however, the parties do not obtain final resolution of this matter within 30 days after DPRC has received the statements of objections, the dispute shall be referred to the Accountant within 15 days following such 30-day period. The Accountant's determination of the amount of Computec Adjusted Working Capital at the Effective Time and Computec Adjusted Net Worth at the Effective Time shall be rendered by the Accountant in a writing setting forth in reasonable specificity the reasons for each conclusion reached in its decision. The Accountant's determination shall be binding upon all parties. However, in the event that the decision of the Accountant is clearly erroneous, as determined in accordance with applicable procedures set forth in Section 11.3, below, then the decision of the Accountant may be vacated or corrected in the same manner as provided for in California Code of Civil Procedure Sections 1286.2 or 1286.6 for any such error. DPRC and the Shareholders shall use their best efforts, and shall cause DPRC's Auditor and Shareholder's Auditor, respectively, to aid the Accountant in reaching a decision within 30 days from the date the dispute is tendered to the Accountant. DPRC and the Shareholders will share responsibility for the fees and expenses of the Accountant based on the degree to which the Accountant accepts the respective positions of the parties, as conclusively determined by the Accountant.

                 (b) If either Computec Adjusted Working Capital at the Effective Time is less than $2.5 million, or Computec Adjusted Net Worth at the Effective Time is less than $2.6 million, then, in such event, the Lancashires, jointly and severally, shall pay to DPRC within 10 business days of such determination a cash amount equal to the greater of the following:

                          (i)      The difference between $2.5 million and
Computec Adjusted Working Capital at the Effective Time; and

                          (ii)     The difference between $2.6 million and
Computec Adjusted Net Worth at the Effective Time.

                 (c) If, however, each of Computec Adjusted Working Capital at the Effective Time is more than $3.3 million, or Computec Adjusted Net Worth at the Effective Time is more than $3.7 million, then, in such event, Purchaser shall pay to the Shareholders within 10 business days of such determination a cash amount equal to one-half (1/2) of the greater of the following:

                          (i)    The difference between $3.3 million and
Computec Adjusted Working Capital at the Effective Time; and

                          (ii)   The difference between $3.7 million and
Computec Adjusted Net Worth at the Effective Time.

         8.3     Indemnification Obligations.

                 (a) Indemnification by the Lancashires. In addition to the agreements set forth in Article 10, below, the Lancashires, jointly and severally, shall indemnify, defend and hold harmless DPRC, the Surviving Corporation and any of their affiliates and their respective Representatives and their respective heirs, executors, administrators, successors and assigns (collectively, the "DPRC Representatives"), and shall reimburse DPRC, the Surviving Corporation and any of their affiliates and the DPRC Representatives, on demand, for any Damages resulting from any of the following:

                          (i)      Any breach or default in the performance by
the Shareholders or Computec of any covenant or agreement of the Shareholders or Computec contained herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of the Shareholders or Computec pursuant hereto or thereto;

                          (ii)     Any breach of warranty or inaccurate or
erroneous representation made by the Shareholders or Computec herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of the Shareholders or Computec pursuant hereto or thereto;

                          (iii)    The operation of the Business through and
including the Effective Time, except for (A) any and all liabilities, obligations and commitments of Computec relating exclusively to the Business and that are (1) reflected on the Balance Sheet, or (2) incurred after the Balance Sheet Date in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement, and (B) any and all liabilities, obligations and commitments of Computec arising out of the Contracts, but not including any liability, obligation or commitment of Computec for any breach thereof by Computec or a predecessor-in-interest occurring prior to the Effective Time;

                          (iv)     Without limiting the generality of
subparagraph (iii), above, any failure by Computec to be duly qualified to do business as a foreign corporation or in good standing in any jurisdiction; and

                          (v)      Without limiting the generality of
subparagraph (iii), above, any failure by Computec to maintain workers' compensation insurance in any jurisdiction.

                 (b) Indemnification by DPRC. In addition to the agreements set forth in Article 10, below, DPRC shall indemnify, defend and hold harmless the Shareholders, and any of their respective Representatives, and their respective heirs, executors, administrators, successors and assigns (collectively, the "Shareholder Representatives"), and shall reimburse the Shareholders and the Shareholder Representatives, on demand, for any Damages resulting from any of the following:

                          (i)      Any breach or default in the performance by
DPRC or Acquisition of any covenant or agreement of DPRC or Acquisition contained herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of DPRC or Acquisition pursuant hereto or thereto;

                          (ii)     Any breach of warranty or inaccurate or
erroneous representation made by DPRC or Acquisition herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of DPRC or Acquisition pursuant hereto or thereto;

                          (iii)    The operation of the Business after the
Effective Time, except to the extent that such Damages arise out of the negligent, reckless or wilful misconduct of any of the Shareholders or the Shareholder Representatives; or

                          (iv)     Without limiting the generality of
subparagraph (iii), above, any and all Computec Taxes attributable to operations of the Business after the Effective Time.

                 (c) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party ("Indemnitee") shall be entitled to indemnification hereunder, Indemnitee shall notify the other party ("Indemnitor") in writing within 30 days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim. Such notice shall specify all facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. The right of Indemnitee to indemnification and the estimated amount thereof, as set forth in this notice, shall be deemed agreed to by Indemnitor unless, within 30 days after the mailing of such notice, Indemnitor shall notify Indemnitee in writing that it disputes the right of Indemnitee to indemnification, or that Indemnitor elects to defend such claim in the manner provided in Section 8.3(d), below.
If Indemnitee shall be duly notified of such dispute, the dispute shall be resolved in accordance with Section 11.3, below.

                 (d) Defense of Claims. Upon receipt by Indemnitor of a notice from Indemnitee with respect to any claim of a third party against Indemnitee, and acknowledgment by Indemnitor (whether after resolution of a dispute or otherwise) of Indemnitee's right to indemnification hereunder with respect to such claim, Indemnitor shall assume the defense of such claim with counsel reasonably satisfactory to Indemnitee and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor shall acknowledge Indemnitee's right to indemnification and elect to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee's right to indemnification, Indemnitor shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor's expense, and Indemnitee shall have control over the litigation and authority to resolve such claim subject to this Section 8.3. If the Lancashires, as the indemnifying party, fail to give written notice to DPRC, as the indemnified party, of the Lancashires' intention to contest or settle any such claim within 20 calendar days after DPRC has notified the Lancashires that any such claim has been made in writing and received by DPRC, or if any such notice is given but any such claim is not properly contested by the Lancashires, notwithstanding any provision herein to the contrary, DPRC shall have the right to satisfy and discharge the same by payment, compromise or otherwise, in accordance with the procedures set forth in the Escrow Agreement. DPRC's rights, benefits and privileges, and the Lancashires' liabilities, obligations and commitments, under and pursuant to the Escrow Agreement are more specifically described therein and incorporated herein by this reference.

                 (e) Limitations on Warranty Claims. Notwithstanding anything to the contrary in Sections 8.3(a) and (b), above, Indemnitor shall not be obligated to indemnify Indemnitee for any Damages caused by or arising out of, and Indemnitee shall not be entitled to make any claim for Damages due to, any breach of warranty or inaccurate or erroneous representation made by Indemnitor herein (other than representations and warranties with respect to Computec Taxes and ownership of the Computec Stock), in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Indemnitor pursuant hereto or thereto (collectively, "Warranty Claims"), unless and until the amount of all of such Indemnitee's claims for Damages caused by or arising out of Warranty Claims, in the aggregate, shall be equal to $200,000, in which case Indemnitee shall be entitled to recover all Damages incurred by Indemnitee in excess of $200,000; provided, however, that if the amount of all of such Indemnitee's claims for Damages caused by or arising out of Warranty Claims, in the aggregate, shall be equal to or exceed

$250,000, then Indemnitee shall be entitled to recover all Damages incurred by Indemnitee, including such initial $250,000 in Damages.

                 (f) Defense of Claimed Breaches. For purposes of this Section, any assertion of fact and/or law by a third party which, if true, would constitute a breach of a representation or warranty made by a party to this Agreement shall, on the date that assertion is made, be deemed a breach of such representation or warranty and immediately invoke that party's obligation to protect, defend, hold harmless and indemnify the other party to this Agreement.

         8.4 DPRC's Right of Offset. If DPRC incurs any Damages for which it is entitled to indemnification from the Lancashires under this Agreement, DPRC may, at its option and without prejudice to any right of DPRC to proceed directly against the Lancashires under Section 8.3, above, apply all or any part of the Additional Cash Consideration that is payable to the Lancashires (specifically excluding herein any portion of the Additional Cash Consideration that is payable to the Trustee) in order to pay, or to provide for the payment of, any of such Damages. The exercise of wuch right of offset by DPRC hereunder shall be evidenced by such means of a notice to such effect given by DPRC to the Lancashires. Upon the exercise by DPRC of its right to offset hereunder, (a) the amount to which DPRC is entitled to offset shall be, and is deemed to be, applied in reduction of, and shall constitute a payment of, the amounts due under Sections 3.2, above, to the extent specified in the notice of offset, and (b) a number of the Escrowed Shares shall be released to the Lancashires from the Escrow Account (as defined in the Escrow Agreement) such that the number of such Escrowed Shares when multiplied by the Share Price (as defined in the Escrow Agreement) shall be as close as practicable to (without exceeding) the amount of the Additional Cash Consideration being offset hereunder.

         8.5 Tax-Free Treatment; Charges to Income. None of the parties shall take any action, directly or indirectly, that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a)(2)(D) of the Code. Without limiting the generality of the foregoing, neither of the Lancashires shall, directly or indirectly, sell or engage in any transaction which may result in a change in the legal, beneficial or record ownership of the Shareholders' Shares, or any interest therein, including, without limitation, a voluntary or involuntary sale, assignment, transfer, option, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy (a "Transfer"), without first obtaining the prior written consent of DPRC to the Transfer, which consent may not be unreasonably withheld by DPRC. Neither of the Lancashires shall make any Transfer of the Shareholders' Shares to an employee or former employee of the Surviving Corporation for compensatory purposes.

         8.6 Board Representation. At the next meeting of the Board of Directors of DPRC (the "Board") after the Effective Date, DPRC will increase the authorized number of members of the Board from five to seven and will cause
C. Lancashire to be elected to the Board. DPRC shall nominate C. Lancashire as a director to stand for election at DPRC's next annual meeting of stockholders. During the 1997 and 1998 calendar years, DPRC shall also nominate and elect C. Lancashire and Jeffery Estep as directors of the Surviving Corporation.

         8.7 Computec Reorganizations. During the 1997 and 1998 calendar years, DPRC shall not merge, reorganize or consolidate Computec, or cause Computec to enter into any type of reorganization, merger, consolidation or similar type of transaction, without obtaining the prior written consent of C. Lancashire, which consent may not be unreasonably withheld. Notwithstanding the foregoing, DPRC acknowledges and agrees that any such consent by C. Lancashire may be conditioned on a requirement that DPRC take all actions reasonably necessary to ensure that there will be no adverse impact on DPRC's ability to determine, or the Shareholders' ability to earn, the Additional Consideration (e.g., continuing to account for the Business of Computec on a stand-alone basis without regard to, or the integration of, the business being reorganized, merged or consolidated with or into Computec).

         8.8 Stock Options. At the Closing Date, each of the persons set forth on Schedule 8.8 hereto shall be granted, under DPRC's 1994 Stock Option Plan, as amended, options to purchase the number of shares of DPRC Common Shares set forth opposite such person's name on Schedule 8.8 hereto. The exercise price of each such option shall be the fair market value of the DPRC Common Shares at the Closing Date. On or before each of January 1, 1998 and January 1, 1999, DPRC shall use its best efforts to grant to the employees of the Surviving Corporation to be designated by C. Lancashire, under DPRC's 1994 Stock Option Plan, as amended, or any successor or similar plan thereto, options to purchase shares of DPRC Common Shares, as more specifically set forth on Schedule 8.8 hereto. The exercise price of each such option shall be the fair market value of the DPRC Common Shares on the date of grant.

         8.9 Certain Covenants with Customers. Each of the parties acknowledges that DPRC, DPRC's affiliates and Computec have, or may have, entered into agreements with customers prohibiting or otherwise restricting DPRC, DPRC's affiliates and/or Computec from entering into similar agreements or arrangements with customers competing or engaged in similar businesses with such customers of DPRC, DPRC's affiliates or Computec (the "Restrictive Covenants"). Each of DPRC, the Surviving Corporation and the Lancashires agree to use their reasonable best efforts to mitigate the impact, if any, that a Restrictive Covenant has or may have on the Surviving Corporation's, DPRC's or DPRC's affiliates' ability to conduct their respective businesses.


         8.10 Payments by the Surviving Corporation. On the terms and subject to the conditions of Schedule 1.1(b) hereto, the Surviving Corporation shall pay the Third Party Payments. The Surviving Corporation acknowledges that a dividend in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) has been declared in favor of the Lancashires but remains unpaid as of the date hereof. The Surviving Corporation shall pay the Lancashires the dividend as follows: (a) Two Hundred Fifty Thousand and No/100 Dollars within 60 days after the Effective Time; (b) One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) within 150 days after the Effective Time; and (c) One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) within 240 days after the Effective Time.

         8.11 Further Assurances. Each of the parties, at any time on or after the Closing Date, will execute, acknowledge and deliver any further documents and instruments that may be reasonably requested by the other party, for the purpose of consummating the Merger.

         8.12 Expenses. The Lancashires will be solely responsible for and bear all of their and Computec's respective cost and expenses, including, without limitation, expenses of legal counsel, accountants, brokers, finders and other advisors, incurred in connection with evaluating, negotiating and consummating the proposed transaction incident to this Agreement. DPRC will be solely responsible for and bear all of its cost and expenses, including, without limitation, expenses of legal counsel, accountants, brokers, finders and other advisors, incurred in connection with evaluating, negotiating and consummating the proposed transaction incident to this Agreement. Without limiting the generality of the foregoing, DPRC shall be solely responsible for and bear any commission payable to W.E. Myers & Company in connection with the consummation of this transaction.


                                   ARTICLE 9
                            COVENANT NOT TO COMPETE

         9.1 Non-Compete Covenant. The Lancashires agree that, from the Effective Time and ending on the third anniversary thereof (the "Non-Compete Period"), the Lancashires will not, without the prior written consent of DPRC, directly or indirectly, in the United States, the United Kingdom or Australia (the "Territory"), own, manage, finance, operate, join, control or participate in the ownership, management, financing, operation or control of, or be employed or connected in any manner with, any business that competes with the Business; provided, however, that, with respect to each of the Lancashires, the Non-Compete Period shall extend from the Effective Time through the third anniversary of the termination of his or her C. Lancashire Employment Agreement or Executive Employment Agreement, respectively.

         9.2 Definition of Compete. For purposes of this Agreement, the term "compete" shall mean (a) calling on, soliciting or taking away, as a client or customer any individual, partnership, corporation or association that is a client or customer of DPRC, the Surviving Corporation or Computec, or was a client or customer of DPRC, the Surviving Corporation or Computec during the 36 calendar month period immediately preceding any such act for the purpose of competing with DPRC, the Surviving Corporation or Computec; (b) hiring, soliciting, taking away or attempting to hire, solicit or take away any employee of DPRC or the Surviving Corporation either on behalf of itself or any other person or entity; or (c) entering into or attempting to enter into any business substantially similar to or competing in any way with the Business within the Territory, either alone or with any individual, partnership, corporation or association.

         9.3 Direct or Indirect Competition. For purposes of this Agreement, the words "directly or indirectly" as they modify the word "compete" shall mean (a) acting as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise, which is competing (as defined in Section 9.2, above) with the Business; (b) participating in any such competing entity or enterprise, or the affiliate of such entity or enterprise, as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding less than a two percent interest in a corporation whose shares are actively traded on a regional or a national securities exchanged or in the over-the-counter market); or (c) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any past, present or identified prospective client or customer of DPRC or the Surviving Corporation.

         9.4 Confidential Data. The Shareholders agree that, during the Non-Compete Period, and thereafter, each of them will keep confidential and not directly or indirectly divulge, furnish, make accessible to third parties, or appropriate for their own use any confidential information of DPRC or the Surviving Corporation, and that at no time will either of them divulge, furnish and make accessible to third parties or appropriate for their own use any trade secrets of DPRC or the Surviving Corporation. Each of the Shareholders further acknowledges and agrees that DPRC and the Surviving Corporation have a legitimate interest in protecting proprietary customer information from misappropriation or diversion by the Shareholders or any competitor. The Shareholders hereby acknowledge and agree that the prohibitions against disclosure of confidential data recited herein are in addition to, and not in lieu of, any rights or remedies which DPRC or the Surviving Corporation may have available pursuant to the Laws of any jurisdiction or at common law to prevent the disclosure of trade secrets and other confidential proprietary data, and the enforcement by DPRC or the Surviving Corporation of their rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in Law or equity absent this Agreement.

         9.5 Reasonableness of Restrictions. The Lancashires recognize that the territorial and time limitations set forth in Section 9.1, above, are reasonable, not burdensome and are properly required by Law for the adequate protection of DPRC and the Surviving Corporation, and in the event that such territorial or time limitations are deemed to be unreasonable by a court of competent jurisdiction, then the Lancashires, DPRC and the Surviving Corporation agree and submit to the reduction of either said territorial or time limitation, or both, to such an area or period as said court shall deem reasonable.

         9.6 Injunctive Relief. The Lancashires acknowledge that their expertise in the Business is of a special, unique, unusual, extraordinary and intellectual character, which gives said expertise a peculiar value, and that a breach by either or all of them of the provisions of this Agreement cannot be reasonably or adequately compensated in Damages in an Action at Law and that such breach will cause DPRC and the Surviving Corporation irreparable injury and damage. The Lancashires further acknowledge that each of them possesses unique skills, knowledge and ability that competition in violation of this Agreement would be extremely detrimental to DPRC and the Surviving Corporation. By reason thereof, the Lancashires agree that DPRC and the Surviving Corporation shall be entitled, in addition to any other remedies each of them may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this

Agreement, without proof of actual damages that have been or may be caused to DPRC or the Surviving Corporation by such breach or threatened breach; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach, by either party.


                                   ARTICLE 10
                                     TAXES

         10.1 Tax Indemnity. From and after the Effective Time, the Lancashires shall jointly and severally indemnify and hold harmless DPRC and the Surviving Corporation against the following Computec Taxes and, against any Damages incurred in contesting or otherwise in connection with any such Computec Taxes: (a) Computec Taxes imposed on any Shareholder or Computec with respect to taxable years or periods ending on or before the Effective Time; (b) with respect to taxable years or periods beginning before the Effective Time and ending after the Effective Time, Computec Taxes imposed on any Shareholder or Computec which are allocable, pursuant to Section 10.2, below, to the portion of such taxable year or period ending on the Effective Time (an "Interim Period") (Interim Periods and any taxable years or periods that end on or prior to the Effective Time being referred to collectively hereinafter as "Pre-Effective Periods"); (c) Computec Taxes imposed on any member of any affiliated group (other than Computec) with which any Shareholder files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable year or period ending on or before the Effective Time; (d) Computec Taxes required to be paid or reimbursed by any Shareholder under Section 10.4 or
Section 10.5, below (to the extent such Computec Taxes have not been paid by such Shareholder); (e) Computec Taxes or additional Computec Taxes imposed on DPRC or the Surviving Corporation as a result of a breach of the representations and warranties set forth in Section 3.21 of this Agreement or of the covenants contained in this Article 10; (f) Computec Taxes or other payments required to be made after the Effective Time by the Surviving Corporation to any party under any Tax sharing, indemnity or allocation agreement (whether or not written); or (g) any foreign or United States federal, state or local income or franchise taxes imposed on the Surviving Corporation under Section 1374(a) of the Code (or any similar state or local income or franchise tax provision) as a result of the transactions contemplated hereunder. DPRC has been advised by the DPRC Auditor that it shall not be required to file an amended Tax Return with respect to the reclassification of recruiting expenses in connection with the annual Financial Statements attached as Schedule 4.8 hereto. Accordingly, to the extent that DPRC files an amended Tax Return with respect to such reclassification, DPRC shall be responsible for, and neither of the Lancashires shall be required to indemnify DPRC for, any Computec Taxes arising out of such amended Tax Return.

         10.2 Apportionment of Computec Taxes. In order to apportion appropriately any Computec Taxes relating to any taxable year or period that includes an Interim Period, the parties shall, to the extent permitted under applicable Law, elect with the relevant tax authority to treat for all purposes, the Effective Time as the last day of the taxable year or period of

Computec, and such Interim Period shall be treated as a short taxable year and a Pre-Effective Period for purposes of this Article 10. In any case where applicable Law does not permit Computec to treat the Effective Time as the last day of the taxable year or period of Computec with respect to Computec Taxes that are payable with respect to an Interim Period, the portion of any such Computec Tax that is allocable to the portion of the Interim Period ending on the Effective Time shall be:

                 (a) In the case of Computec Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which are covered under Section 10.5, below), deemed equal to the amount which would be payable if the taxable year or period ended on the Effective Time (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Computec Taxes); and

                 (b) In the case of Computec Taxes not described in subparagraph (a), above, that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such taxes for the entire period (or, in the case of such Computec Taxes determined on an arrears basis, the amount of such Computec Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Effective Time and the denominator of which is the number of calendar days in the entire relevant period.

         10.3 Termination of Computec's S Corporation Status and Taxable Year. Computec terminated its status as an S corporation, effective April 3, 1997. Pursuant to section 1362(e)(1) of the Code, Computec shall have two short taxable years for United States federal income tax purposes for the year that includes the Effective Time, an "S short year" beginning January 1 of such year and ending April 3, 1997 and a "C short year" beginning on the next day and ending on the Effective Time. The Lancashires shall cause Computec to elect and shall consent, pursuant to section 1362(e)(3) of the Code, to allocate tax items to Computec's S short year and C short year pursuant to normal tax accounting rules (the "closing of the books method"). The allocation of such items shall be done on a basis consistent with Computec's past accounting practice and in a manner satisfactory to DPRC.

         10.4 Preparation of Tax Returns. The Shareholders shall prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner the United States federal income tax return of Computec for Computec's S short year. In addition, Shareholders shall prepare and file, or cause to be prepared and filed, any and all other Tax Returns for, including or required to be filed by Computec for any taxable year or period ending on or before the Effective Time, or the due date of which (including extensions) is on or prior to the Effective Time. All such Tax Returns shall be prepared in a manner consistent with the prior Tax Returns of Computec, unless otherwise required under applicable

Law. The Shareholders shall timely pay (or cause to be timely paid) all Computec Taxes shown as due and owing on all such Tax Returns. DPRC shall prepare and file, or cause to be prepared and filed any and all other Tax Returns for, including or required to be filed by Computec for any taxable year or period ending after the Effective Date or the due date of which (including extensions) is after the Effective Time; provided, however, that any such Tax Returns that include an Interim Period shall be prepared in a manner that is consistent with applicable Law and the past practices of Computec. Subject to its right to indemnification under this Article 10, DPRC shall pay (or cause to be paid) all Computec Taxes shown as due and owing on all such Tax Returns.
The Shareholders, the Surviving Corporation and DPRC shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Computec Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Computec Taxes. DPRC, the Surviving Corporation and each Shareholder recognize that each Shareholder and the agents and other representatives of each Shareholder will need access, from time to time, after the Effective Time, to certain accounting and Computec Tax records and information held by Computec to the extent such records and information pertain to events occurring prior to the Effective Time; therefore, each of DPRC and the Surviving Corporation agrees (i) to use its best efforts to properly retain and maintain such records until such time as all Shareholders agree that such retention and maintenance is no longer necessary (but in no event longer than six years after the Effective Time), and (ii) to allow each Shareholder and the agents of each Shareholder and other representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Shareholders, their agents and other representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Shareholders' expense.

         10.5 Transfer and Conveyance Taxes. The Lancashires shall be jointly and severally liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.

         10.6 Contests. DPRC shall promptly notify the Shareholders in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the Surviving Corporation which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article 10; provided, however, that a failure to give such notice will not affect DPRC's or the Surviving Corporation's right to indemnification hereunder, except to the extent, if any, that, but for such failure, the Shareholders could have avoided the tax liability in question. Notwithstanding the foregoing, to the extent that any such assessment or audit in any taxable year prior to the Effective Time will give rise to an offsetting benefit in a tax year beginning after the Effective Time, then that item will be offset and the Lancashires will not be liable for such additional tax. In the case of an audit or administrative or judicial proceeding that relates to any Pre-Effective Period, provided that within 30 days after each Shareholder receives the written notice from DPRC required under this Article 10 and prior to taking any action with respect to such audit or administrative or judicial proceeding, such Shareholder acknowledges in writing his or its liability under this Article 10 to hold DPRC and the Surviving Corporation harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding, such Shareholder, together with all other such Shareholders, shall have the right at its, his or her own expense to control the conduct of such audit or proceeding; provided, however, that such Shareholders shall not settle or otherwise compromise any issue or matter without DPRC's prior written consent if such issue or matter will have a material affect on the liability for Computec Taxes of DPRC or the Surviving Corporation for a post-Effective Time taxable year or period (or for an Interim Period). DPRC also may participate in any such audit or proceeding at its own expense and, if no Shareholder assumes the defense of any such audit or proceeding, DPRC may, without any effect to its or the Surviving Corporation's right to indemnification under this Article 10, defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding. If a Shareholder does not assume the defense of such audit or proceeding and disputes DPRC's right to indemnification, such Shareholder shall have the right to participate in the defense of such claim through counsel of its choice, at such Shareholder's expense, but DPRC shall have control over the litigation and authority to resolve such claim as stated herein.

         10.7    Time of Payment.  Payment of any amounts due under this
Article 10 in respect of Computec Taxes shall be made by each Shareholder at least three business days before the due date of the applicable estimated or final Tax Return required to be filed by DPRC on which is required to be reported income for an Interim Period for which such Shareholder is responsible under Sections 10.4 or 10.5 of this Agreement without regard to whether the Tax Return shows overall net income or loss for such period, or, with respect to indemnity payments due under Section 10.1 of this Agreement, within three business days following a settlement or compromise of an assessment of a Tax by a taxing authority or a "determination" as defined in Section 1313(a) of the Code. If liability under this Article 10 is in respect of costs or expenses other than Computec Taxes, payment by the Shareholders of any amounts due under this Article 10 shall be made within five business days after the date that the Shareholders have been notified by DPRC that the Shareholders have liability for a determinable amount under this Article 10 and are provided with calculations or other materials supporting such liability.

                 (a) Termination of the Shareholders' Indemnity Obligations for Computec Taxes. Notwithstanding any provision herein to the contrary, the obligations of the Shareholders to indemnify and hold harmless DPRC and the Surviving Corporation pursuant to this Article 10 shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the liability for Computec Taxes in question (giving effect to any waiver, mitigation or extension thereof).

                 (b) Tax Elections. From and after the Closing Date, the Shareholders shall not, without the prior written consent of DPRC, which may not unreasonably withhold such consent, make or revoke, or cause or permit to be made or revoked, any election with respect to Computec Taxes, or adopt or change any method of accounting, that would adversely affect Computec.

                 (c) Tax Sharing Agreements. As of the Effective Time, any and all tax sharing, indemnity or allocation agreements shall terminate as between Computec on the one hand, and the Shareholders, on the other hand, and, after the Effective Time, no Computec Taxes or other amounts shall be paid or reimbursed by the Surviving Corporation under any such agreement, regardless of the taxable year or period for which such Computec Taxes are imposed, and the provisions of this Article 10 shall govern thereafter.


                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

         11.1 Entire Agreement. This Agreement, together with the agreements referred to herein and in the Schedules and Exhibits hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter of this Agreement. All agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement are contained in this Agreement, in the Schedules and Exhibits to this Agreement, and the documents referred to or implementing the provisions of this Agreement. This is an integrated agreement.

         11.2 Governing Law. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement or any of the Ancillary Agreements, shall be governed by the Laws, without regard to the Laws as to choice or conflict of Laws, of the State of California.

         11.3 Dispute Resolution. Except to the extent that a specific dispute resolution mechanism is specified in this Agreement, the parties agree that all controversies or claims arising out of or relating to this Agreement or the Ancillary Agreements shall be resolved as follows:

                 (a) The parties will first attempt in good faith to promptly resolve any such controversy or claim by negotiations between senior executives of such parties who have the actual authority to settle the controversy. The disputing party shall give the other party and, if applicable, the Escrow Agent, written notice of the dispute. Within 20 days after receipt of such notice, the receiving party shall submit to the other and, if applicable, the Escrow Agent, a written response. The notice and response shall include (i) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (ii) the name and title of the executive who will represent that party. The executive shall meet at a mutually acceptable time and place within 30 days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

                 (b) If the matter has not been resolved by the disputing parties within 60 days after the disputing party's notice, or if the party receiving such notice will not agree to meet with the disputing party within 30 days after its receipt of such notice, either party may initiate mediation of the controversy or claim in accordance with the Commercial Mediation Rules of the American Arbitration Association.

                 (c) If the matter has not been resolved pursuant to the mediation procedure referred to in Section 11.3(b), above, within 60 days of the initiation of such procedure, or if either party will not participate in a mediation, then the aggrieved party may, by notice as herein provided, require that the dispute be submitted under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, provided, further, that the arbitration provisions of this Agreement shall govern over any conflicting rules which may now or hereafter be contained in the AAA rules. To the extent, and only to the extent, that the particular dispute is to be determined by arbitration hereunder, each party knowingly waives that party's right to a jury trial with respect to such dispute by agreeing to the resolution of such dispute by arbitration pursuant to the provisions of this Agreement.

                          (i)      Binding Affect.  No later than 60 days from
the date of closing of the arbitration hearing, or, if an oral hearing has been waived, from the date of transmitting final statements and proofs to the arbitrator, the arbitrator shall prepare and provide to the parties a written decision (the "Decision") on all matter(s) which are the subject of the arbitration, including the findings of fact and the conclusions of law which are the basis of the Decision of the arbitrator. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding by a Judge of the Superior Court of the County of Los Angeles in a non-jury trial; provided, however, that the arbitrator shall not have the power to grant punitive damages. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The Decision shall be binding upon the parties. However, in the event that the arbitrator shall commit a clear error of law or legal reasoning in the Decision, the Decision and award may be vacated or corrected in the same manner as provided for in California Code of Civil Procedure Sections 1286.2 or 1286.6 for any such error.

                          (ii)     Compensation of Arbitrator.  Any such
arbitration shall be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties and by the AAA, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                          (iii)    Selection of Arbitrator.  The parties shall
use their best efforts to agree upon a mutually satisfactory arbitrator. If, however, the parties are unable to agree upon the arbitrator, then the AAA shall have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm or who are partners in a major law firm; provided, however, that neither the accounting firm, law firm nor the individual arbitrator shall be a firm or individual that has within the last three years rendered, or is then rendering, services to any party or, also in the case of a law firm, a firm or an individual lawyer, who has appeared, or is then appearing, as counsel of record in opposition to any party; provided, further, that the individual arbitrator cannot have any other prior relationship or affiliation to the disputing parties or any of their officers, directors or employees which is likely to affect or compromise the arbitrator's independence.

                          (iv)     Limited Discovery.  The parties shall be
permitted reasonable discover under the rules set by the arbitrator. The arbitrator shall have power to impose such sanctions as the arbitrator deems appropriate for failure of a party or counsel for a party to comply in good faith with the discovery rules established by the arbitrator.

                          (v)      Payment of Costs.  The parties will share
responsibility for the attorneys' fees and costs and all costs of arbitration, including those provided for above, based on the degree to which the arbitrator accepts the respective positions of the parties, as conclusively determined by the arbitrator.

                          (vi)     Terms of Arbitration.  The arbitrator chosen
in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions, or any other documents that are executed in connection therewith.

Negotiation, mediation or arbitration under this Section 11.3(c) shall be the sole and exclusive remedy of the parties for any claim arising out of this Agreement for which a specific dispute resolution or mechanism is not otherwise applicable, provided, however, that a party may seek a preliminary injunction or other preliminary relief if in its judgment such Action is necessary to avoid irreparable damages. Any such Action may only be brought in the Superior Court for the County of Los Angeles County, California. Despite such Action, the parties will continue to participate in good faith in the procedures specified in this Section 11.3.

         11.4 Interpretation. The language in all parts of this Agreement and each of the other Ancillary Agreements shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. All information of a party contained in such party's Schedules hereto shall be deemed integrated into and disclosed in all of such party's other Schedules, without the necessity of any cross reference.

         11.5 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

         11.6 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by any party without the prior written consent of all other parties. Any attempt at such an assignment without such consent shall be void and, at the option of the non-consenting party, shall be an incurable breach of this Agreement resulting in the termination of this Agreement.

         11.7 Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

         11.8 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient at the addresses set forth below and shall be deemed to have been duly given; (a) upon delivery, if served personally on the party to whom notice is to be given; or (b) on the date or receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier.

         If to DPRC                        Data Processing Resources Corporation
           or Acquisition:                 4400 MacArthur Boulevard
                                           Suite 600
                                           Newport Beach, CA  92660-2037
                                           Attn:  Chief Operating Officer
                                           Phone No.:  (714) 553-1102
                                           FAX No.:    (714) 752-5850

         With a copy to:                   Bart Greenberg, Esq.
                                           Riordan & McKinzie
                                           695 Town Center Drive
                                           Suite 1500
                                           Costa Mesa, CA  92629

         If to a Shareholder               c/o Computec International Strategic
                                              Resources, Inc.
                                           801 North Brand Blvd., Suite 650
                                           Glendale, California 91203
                                           Phone No.:  (818) 500-3921
                                           FAX No.:    (818) 500-0332

               With a copy to:              Robert F. DeMeter, Esq.
                                            Clark & Trevithick
                                            800 Wilshire Boulevard
                                            12th Floor
                                            Los Angeles, CA  90017

Any party may give written notice of a change of address in accordance with the provisions of this Section 11.8 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

         11.9 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or becomes illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

         11.10 Specific Performance. Each party's obligations under this Agreement are unique. If any party should default in any of its obligations under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages. Accordingly, without prejudice to the right to seek and recover monetary damages, each nondefaulting party shall be entitled to sue in equity for specific performance of this Agreement or other injunctive relief, and each party hereby waives any defense that a remedy in damages would be adequate.

         11.11 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         11.12 Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

         11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the Closing Date.

"DPRC":                                      THE "SHAREHOLDERS":

DATA PROCESSING
RESOURCES CORPORATION,                       /s/ CHRISTOPHER W. LANCASHIRE
a California corporation                     ---------------------------------
                                             CHRISTOPHER W. LANCASHIRE


By: /s/ DAVID M. CONNELL
    -------------------------------
    Its: President
         --------------------------

                                             /s/ ALICIA R. LANCASHIRE
                                             ----------------------------------
                                             ALICIA R. LANCASHIRE



"ACQUISITION":                               /s/ RAYMOND J. SIELER
                                             ----------------------------------
                                             MERRILL LYNCH TRUST COMPANY
DPRC ACQUISITION CORP.,                      OF CALIFORNIA, a California
a California corporation                     corporation, as Trustee of the
                                             Lancashire Charitable Remainder
                                             Unitrust


By: /s/ DAVID M. CONNELL
    -------------------------------
    Its: President
         --------------------------


"COMPUTEC":

COMPUTEC INTERNATIONAL
STRATEGIC RESOURCES, INC.,
a California corporation


By: /s/ CHRISTOPHER W. LANCASHIRE
    -------------------------------
    Its: President
         --------------------------


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